                                                                    EXHIBIT 2.01

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of April 6, 1998 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), FW2 Merger Corp., a Delaware corporation that is a wholly-owned subsidiary of HNC ("Sub"), FINANCIAL TECHNOLOGY, INC., an Illinois corporation ("FTI") and, for purposes of Section 3, Section 6 and Section 11 only, J. Michael Thompson (the "FOUNDER"), Paul P. Koziarz ("KOZIARZ") and Thomas R. Snow ("SNOW"). Founder, Koziarz and Snow are all of the shareholders of FTI as of the Agreement Date.

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into FTI in a reverse triangular merger, with FTI to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law.

        B. Upon the effectiveness of such merger, the capital stock of FTI that is outstanding immediately prior to the effectiveness of the merger will be converted, at HNC's sole option and election, into either: (a) shares of the common stock of HNC, cash and contingent rights to receive certain additional shares of HNC common stock (plus cash for any eliminated fractional shares); or
(b) cash and contingent rights to receive additional cash; in each case as provided in this Agreement.

        C. If HNC elects to have the capital stock of FTI that is outstanding immediately prior to the effectiveness of the merger convert in the merger into shares of HNC Common Stock, cash and contingent rights to receive certain additional shares of HNC Common Stock as described above in part (a) of Recital B, then, in that event, the parties also intend for such merger to be treated as a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

        NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

        As used in this Agreement, the following terms will have the meanings set forth below:

        1.1 The "MERGER" means the statutory merger of Sub with and into FTI to be effected pursuant to the terms and conditions of this Agreement.

        1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of Illinois and Delaware as a result of: (a) the filing with the Illinois Secretary of State of Articles of Merger by Sub and FTI (the "ILLINOIS ARTICLES OF

MERGER") conforming to the applicable requirements of the Illinois Business Corporation Act including a Plan of Merger in the form attached hereto as Exhibit A (the "PLAN OF MERGER"); and (b) the filing with the Delaware Secretary of State of a Certificate of Merger (the "DELAWARE CERTIFICATE OF MERGER") conforming to the requirements of Section 252 of the Delaware General Corporation Law (such documents being hereinafter collectively referred to as the "MERGER CERTIFICATES").

        1.3 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

        1.4 "HNC AVERAGE PRICE PER SHARE" means $37.1251, which is the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market and reported in The Wall Street Journal for the twenty (20) trading days immediately preceding (but not including) the Agreement Date.

        1.5 "HNC 1998 EARN-OUT AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market (or the New York Stock Exchange or the American Stock Exchange if HNC Common Stock is then traded on either such exchange) and reported in The Wall Street Journal for the twenty (20) trading days immediately preceding (but not including) January 1, 1999.

        1.6 "FTI COMMON STOCK" means FTI's Class A Common Stock, no par value.

        1.7 "FTI DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of FTI (collectively, "FTI STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock (including without limitation convertible preferred stock) or other security of FTI that is convertible into or exchangeable for any shares of the capital stock of FTI or any FTI Stock Rights ("FTI CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any FTI Stock Rights or any FTI Convertible Security.

        1.8 "NUMBER OF FTI FULLY DILUTED SHARES" means that number of shares of FTI Common Stock that is equal to the sum of: (a) the total number of shares of FTI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of FTI Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by FTI upon the exercise, conversion or exchange of all FTI Derivative Securities (if any) that are issued and outstanding (or issuable) immediately prior to the Effective Time.

        1.9 "FTI SHAREHOLDERS" means those persons (each being individually referred to herein as an "FTI SHAREHOLDER") who, immediately prior to the Effective Time, hold the shares of FTI Common Stock that are outstanding immediately prior to the Effective Time; provided, however, that the terms "FTI Shareholders" and "FTI Shareholder" does not include any holders or holder of FTI Dissenting Shares (as defined below).

        1.10 "FTI DISSENTING SHARES" means any shares of any capital stock of FTI that (a) are outstanding immediately prior to the Effective Time and qualify for "dissenters' rights" within the meaning of Sections 5/11.65 and 5/11.70 of the Illinois Business Corporation Act and (b) with respect to which dissenter's rights to require the purchase of such shares for cash at their fair market value in accordance with Section 5/11.70 of the Illinois Business Corporation Act have been duly and properly exercised and perfected in connection with the Merger. For purposes of this Agreement, shares of FTI capital stock that may potentially become FTI Dissenting Shares because the holder(s) of such shares did not vote in favor of the Merger, will be considered to be FTI Dissenting Shares until the earlier to occur of the following: (a) the time at which the holder of such shares agrees in writing with HNC or FTI not to exercise any dissenting shareholders' appraisal rights; or (b) any dissenting shareholders' appraisal rights under the Illinois Business Corporation Act can no longer be exercised with respect to such shares due to any failure of the holder of such shares to properly or timely perfect or exercise such appraisal rights; at which time such shares shall be treated as provided in the last sentence of Section 2.1.3.

        1.11 "CLOSING HNC MERGER SHARES" means 396,618 shares of HNC Common Stock, (as now constituted) which is the number of shares of HNC Common Stock obtained by dividing (a) Fifteen Million Three Hundred Thousand Dollars ($15,300,000) minus the Founder Note Amount by (b) the HNC Average Price Per Share.

        1.12 "CLOSING HNC MERGER SHARES CONVERSION RATIO" means the number of shares of HNC Common Stock obtained by dividing (a) the number of shares of HNC Common Stock constituting the Closing HNC Merger Shares by (b) the Number of FTI Fully Diluted Shares.

        1.13 "GAAP" means United States generally accepted accounting principles consistently applied.

        1.14 "FTI GROSS REVENUES" means the total gross revenues recognized by FTI from the sale, lease, license or other provision of FTI Products (as defined below) or the HNC Marksman Product (as defined below) in a specified full (i.e., twelve month) calendar year on the accrual method of accounting in accordance with GAAP; provided however, that, notwithstanding the foregoing, for purposes of this Agreement, the FTI Gross Revenues for the twelve-month period ended December 31, 1997 ("CALENDAR YEAR 1997") shall be determined in accordance with FTI's accounting practices, consistently applied, and shall be the amount of gross revenues recognized by FTI for calendar year 1997 as reflected on "FTI's 1997 Statement of Operations" (as defined in Sections 1.21 and 3.8). "FTI ADJUSTED GROSS REVENUES" for the twelve-month period ending December 31, 1998 ("CALENDAR YEAR 1998") shall mean the amount of FTI Gross Revenues recognized during calendar year 1998 as determined by HNC in accordance with GAAP and HNC's accounting practices, consistently applied, and, if HNC at its sole option so elects, as audited, reviewed or otherwise assessed or evaluated by HNC's independent public accountants, adjusted as follows: (i) FTI Adjusted Gross Revenues for calendar year 1998 shall not include fifty percent (50%) of the gross revenues that would be recognized by FTI in accordance with GAAP during calendar year 1998 from any sales, leases or licenses of FTI Products by HNC or any of HNC's affiliates or subsidiaries other than FTI (such excluded gross revenues being hereinafter referred to as the "EXCLUDED HNC SALES REVENUE"); and
(ii) FTI Adjusted Gross Revenues for calendar year 1998 shall not include any Shifted FTI Revenues (as defined below). As used herein, the term "SHIFTED FTI REVENUES" means any revenues that are recognized by FTI in FTI's 1997 Statement of Operations or in any FTI financial statements for any period prior to January 1, 1997 that HNC's independent public accountants determine should, in accordance with GAAP and HNC's accounting practices, instead be recognized as revenue by FTI or HNC during calendar year 1998. For purposes of this Section 1.14, "FTI PRODUCTS" shall mean those products and services listed in Exhibit B hereto. "HNC MARKSMAN PRODUCT" shall mean HNC's Marksman database mining product.

        1.15 "FTI'S EBIT" means FTI's earnings before interest income and expense, other non-operating income and expense, and taxes for a specified full (i.e., twelve month) calendar year on the accrual method of accounting determined by HNC in accordance with GAAP and HNC's accounting practices, consistently applied and, if HNC at its sole option so elects, as audited, reviewed, or otherwise assessed or evaluated by HNC's independent public accountants. For purposes of determining FTI's EBIT for calendar year 1998, the parties will use FTI Gross Revenues for calendar year 1998, determined as provided in Section 1.14, except that, solely for the purposes of determining FTI's EBIT for calendar year 1998: (a) Shifted FTI Revenues will be deemed to be included in the FTI Gross Revenues for calendar year 1998 and (b) revenues from the sale, lease, license or other provision of the HNC Marksman Product shall not be included in FTI Gross Revenues for calendar year 1998. The parties further recognize and agree that, for purposes of determining FTI's EBIT, FTI's expenses will include corporate general and administrative and corporate marketing costs and expenses allocated to FTI's operations by HNC in accordance with HNC's internal cost accounting practices, as consistently applied by HNC to its wholly-owned subsidiaries, and will include, without limitation, FTI's costs and expenses incurred to comply with the HNC operating policies, procedures, programs, practices and systems described in Section 6.4.

        1.16 "FTI 1998 GROWTH RATE" means the ratio (expressed as a decimal) obtained by dividing (a) the difference of (i) the FTI Adjusted Gross Revenues for calendar year 1998 minus (ii) the FTI Gross Revenues for calendar year 1997, determined as provided in Section 1.14 (such difference being called the "1998 REVENUE GROWTH AMOUNT") by (b) the FTI Gross Revenues for calendar year 1997, determined as provided in Section 1.14. The FTI 1998 Growth Rate shall be rounded to the nearest hundredth, with remainders of 0.005 or greater being rounded up and remainders less than 0.005 being rounded down. If the 1998 Revenue Growth Amount is zero (0) or negative, then the FTI 1998 Growth Rate will be deemed to be zero (0).

        1.17 "FTI 1998 NET GROWTH PERCENTAGE" means the product obtained by multiplying (a) the difference of (i) the FTI 1998 Growth Rate minus (ii) 0.45, times (b) one hundred (100). Notwithstanding the foregoing, if this calculation results in a negative number, then the FTI 1998 Net Growth Percentage will be deemed to be zero (0).

        1.18 "EARN-OUT AMOUNT" means the dollar amount obtained by multiplying
(i) the FTI 1998 Net Growth Percentage times (ii) Forty-Three Thousand Dollars ($43,000); provided, however, that if the FTI 1998 Net Growth Percentage is greater than zero (0), then the Earn-Out Amount shall be increased by a dollar amount equal to the Founder Note Amount; and provided further, that, notwithstanding the foregoing, the Earn-Out Amount shall in no event exceed (A) Five Million Five Hundred Ninety Thousand Dollars ($5,590,000) or (B) if the Earn-Out Amount is increased by the amount of the Founder Note Amount in accordance with the first proviso of this Section, then the Earn-Out Amount shall in no event exceed the sum of Five Million Five Hundred Ninety Thousand Dollars ($5,590,000) plus the Founder Note Amount.

        1.19 "EARN-OUT SHARES" means the number of shares of HNC Common Stock obtained by dividing (a) the Earn-Out Amount by (b) the HNC 1998 Earn-Out Average Price Per Share.

        1.20 "1998 EARN-OUT CONVERSION RATIO" means a number of shares of HNC Common Stock obtained by dividing (a) the number of Earn-Out Shares, by (b) the Number of FTI Fully Diluted Shares.

        1.21 "FTI'S 1997 STATEMENT OF OPERATIONS" shall have the meaning defined for such term in Section 3.8.

        1.22 "FTI'S 1998 STATEMENT OF OPERATIONS" means FTI's unaudited statement of operations for the full (i.e., twelve month) calendar year ended December 31, 1998, which shall be prepared by HNC's independent public accountants pursuant to Section 2.2 on the accrual method of accounting in accordance with GAAP and HNC's accounting practices consistently applied.

        1.23 "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which HNC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "SUB ANCILLARY AGREEMENTS" means, collectively, the Merger Certificates and each other agreement, certificate or document (other than this Agreement) which Sub is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "FTI ANCILLARY AGREEMENTS" means, collectively, the Merger Certificates and each other agreement, certificate or document (other than this Agreement) which FTI is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "FTI SHAREHOLDER ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) that any FTI Shareholder is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement, and includes, without limitation, each of the following agreements to be entered into and executed by each FTI Shareholder pursuant to this Agreement: the Escrow Agreement, the Investment Representation Letter, the Registration Rights Agreement, the Non-Competition Agreement, the Employment Agreement (each as hereafter defined).

        1.24 "KNOWLEDGE," (a) when used with reference to FTI, means the collective actual knowledge of the Founder, Koziarz, Snow and/or any other officer of FTI; and (b) when used with reference to HNC, means the collective actual knowledge of HNC's President and Chief Financial Officer.

        1.25 "RELATED PARTY" means any corporation, partnership, limited liability company, firm, association, business, trust or entity in which any Related Person (as defined below) owns or holds, whether beneficially or of record, any equity, stock, ownership or management interest of any kind; provided, however, that the term "Related Party" does not include any corporation, partnership, limited liability company or business trust whose securities are publicly traded and in which a Related Party holds an equity, stock or ownership interest representing less than one percent (1%) of all of the outstanding equity, stock or other ownership or management interests in such corporation, partnership, limited liability company or business trust.

        1.26 "RELATED PERSON" means and includes (i) any officer, director or affiliate of FTI, (ii) any person who is a parent, stepparent, parent-in-law, spouse, child, stepchild, child-in-law, or other relative of any person described in clause (i) of this sentence (including without limitation any person who is a relative or other relation described above by blood relation or adoption); or (iii) any person who shares the same household with any person described in clause (i) of this sentence.

        1.27 "YEAR 2000 COMPLIANT" means, as applied to a software product, that
(i) such software product has been written and tested to support numeric and date transitions from the twentieth century to the twenty-first century, and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without corruption or impact to current and/or future operations; (ii) such software will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

        1.28 "FOUNDER NOTE AMOUNT" shall mean $575,500, which represents, as of December 31, 1997, the aggregate unpaid principal amount under the Promissory Note dated December 31, 1997 given by Founder to FTI (the "1997 FOUNDER NOTE").

        1.29 "FTI RECEIVABLES AMOUNT" shall mean $1,095,627.56, which is equal to the amount of all of FTI's accounts receivable reflected on the Closing Balance Sheet (as defined in Section 3.8) that have been outstanding for six (6) months or more as of the Closing Date.

        1.30 "FOUNDER DEBT" means the repayment by Founder to the Company of (i) all interest accrued and unpaid under the 1997 Founder Note through the Closing Date, (ii) all principal amounts loaned or advanced by FTI to Founder after December 31, 1997 and all interest accrued thereon through the Closing Date,
(iii) the principal amount of the Loan to Officer identified on FTI's balance sheet as of December 31, 1997 plus all interest accrued thereon through the Closing Date, and (iv) all other indebtedness of Founder to FTI (other than the indebtedness represented by the Founder Note Amount).

        Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

        2.1 Conversion of Shares.

               2.1.1 Conversion of Sub Stock. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of FTI Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of FTI Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of FTI that are issued and outstanding immediately after the Effective Time.

               2.1.2 Conversion of FTI Stock. On or before the Closing (as defined in Section 7.1), HNC shall deliver to FTI a written notice (the "ELECTION NOTICE") stating that HNC has elected to have the shares of FTI Common Stock that are issued and outstanding immediately prior to the Effective Time be converted in the Merger into either: (a) shares of HNC Common Stock, cash and contingent rights to receive additional shares of HNC Common Stock, as provided in Section 2.1.2(a) and Section 2.2.2(a) (a "STOCK CONVERSION"); or (b) cash and contingent rights to receive additional cash as provided in Section 2.1.2(b) and
Section 2.2.2(b) (a "CASH CONVERSION"). HNC shall have the sole and absolute right, in its discretion, to elect either a Stock Conversion or a Cash Conversion as provided above. If HNC fails to deliver an Election Notice to FTI on or before the Closing, then for all purposes of this Agreement, HNC will conclusively be deemed to have delivered to FTI, on or before the Closing, an Election Notice in which HNC has elected a Stock Conversion and such deemed election will be binding on the parties hereto.

                      (a) Stock Conversion. If on or before the Closing HNC has delivered to FTI (or been deemed by the foregoing provisions of this Section
2.1.2 to have delivered) an Election Notice electing a Stock Conversion, then this Section 2.1.2(a) and Section 2.2.2(a) shall apply to the Merger and Section 2.1.2(b) and Section 2.2.2(b) shall not apply to the Merger and, subject to the provisions of Sections 2.3, 2.4, 2.6 and 2.8, at the Effective Time, each share of FTI Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any FTI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into: (i) a number of shares of HNC Common Stock that is equal to the Closing HNC Merger Shares Conversion Ratio, subject to the provisions of Section 2.3 regarding the elimination of fractional shares; (ii) the right to receive an amount of cash equal to the amount obtained by dividing (A) One Million Five Hundred Thousand Dollars ($1,500,000) by (B) the Number of FTI Fully Diluted Shares; and (iii) the contingent non-transferable right to receive additional shares of HNC Common Stock in accordance with the provisions of Section 2.2.

                      (b) Cash Conversion. If on or before the Closing, HNC has delivered to FTI an Election Notice electing a Cash Conversion, then this
Section 2.1.2(b) and Section 2.2.2(b) shall apply to the Merger and Section 2.1.2(a) and Section 2.2.2(a) shall not apply to the Merger, and, subject to the provisions of Sections 2.6 and 2.8, at the Effective Time each share of FTI Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any FTI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into: (i) an amount of cash equal to the amount obtained by dividing (A) Sixteen Million Eight Hundred Thousand Dollars ($16,800,000) minus the Founder Note Amount by (B) the Number of FTI Fully Diluted Shares; and (ii) the contingent, non-transferable right to receive additional cash in accordance with the provisions of Section 2.2.2(b).

               2.1.3 FTI Dissenting Shares. Holders of FTI Dissenting Shares (if any) will be entitled to their appraisal rights under Section 5/11.70 of the Illinois Business Corporation Act with respect to such FTI Dissenting Shares and such FTI Dissenting Shares will not be converted into shares of HNC Common Stock, cash, or any contingent rights to receive additional shares of HNC Common Stock or additional cash as provided in Sections 2.1.2 and 2.2 in the Merger. Shares of the capital stock of FTI that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting shareholders' rights of appraisal under the Illinois Business Corporation Act have not been properly perfected will, when such dissenting shareholders' rights can no longer be legally exercised under the Illinois Business Corporation Act, be converted as provided in Section 2.1.2.

        2.2 Contingent Issuance of Earn-Out Consideration.

               2.2.1 Computation. After December 31, 1998, FTI and HNC will cooperate to cause HNC's independent public accountants to promptly prepare, complete and release FTI's 1998 Statement of Operations (as defined above), with the objective of completing and releasing FTI's 1998 Statement of Operations by no later than March 31, 1999. Within ten (10) business days after the completion and release of both FTI's 1997 Statement of Operations and FTI's 1998 Statement of Operations, HNC's independent public accountants will, based on FTI's 1997 Statement of Operations and FTI's 1998 Statement of Operations, and the definitions contained in this Agreement, compute the FTI Gross Revenues for calendar year 1997 (which shall be derived from FTI's 1997 Statement of Operations as provided in Section 1.14), the FTI Gross Revenues for calendar year 1998, the FTI Adjusted Gross Revenues for calendar year 1998, the FTI Growth Rate, the FTI 1998 Net Growth Percentage, the Earn-Out Amount, FTI's EBIT (as defined above) for calendar year 1998 and, if HNC elected the Stock Conversion pursuant to Section 2.1.2(a), the HNC 1998 Earn-Out Average Price Per Share, and the 1998 Earn-Out Conversion Ratio, and will deliver a written computation of each such item (the "EARN-OUT COMPUTATION NOTICE") to HNC and each of the FTI Shareholders, and the foregoing items and their amounts, as so computed by HNC's independent public accountants in the Earn-Out Computation Notice, will be conclusive and binding on the parties and on all FTI Shareholders, absent manifest error.

               2.2.2 Issuance.

                      (a) Stock Conversion. If on or before the Closing, HNC has delivered to FTI (or pursuant to the provisions of Section 2.1.2 was deemed to have delivered to FTI) an Election Notice electing a Stock Conversion, then this
Section 2.2.2(a) shall apply to the Merger, Section 2.2.2(b) shall not apply to the Merger and, subject to the provisions of Sections 2.3, 2.4, 2.6 and 2.8, in addition to the shares of HNC Common Stock to be issued upon the conversion of the shares of FTI Common Stock pursuant to the provisions of Section 2.1.2(a), if, and only if, the amount of FTI's EBIT for calendar year 1998 equals or exceeds twenty percent (20%) of the FTI Gross Revenues for the full (i.e., twelve month) calendar year ended December 31, 1998, then, within five (5) business days after the delivery of the Earn-Out Computation Notice, HNC will issue to each FTI Shareholder a number of shares of HNC Common Stock equal to the product obtained by multiplying (a) the number of shares of FTI Common Stock that were issued and outstanding and owned of record by such FTI Shareholder immediately prior to the Effective Time, by (b) the 1998 Earn-Out Conversion Ratio, subject to the provisions of Section 2.3 regarding the elimination of fractional shares.

                      (b) Cash Conversion. If on or before the Closing, HNC has delivered to FTI an Election Notice electing a Cash Conversion, then this
Section 2.2.2(b) shall apply to the Merger, Section 2.2.2(a) shall not apply to the Merger; and subject to the provisions of Sections 2.6 and 2.8, within five
(5) business days after the delivery of the Earn-Out Computation Notice, HNC will, in addition to the cash to be paid pursuant to the provisions of Section 2.1.2(b) if, and only if, FTI's EBIT for calendar year 1998 equals or exceeds twenty percent (20%) of the FTI Gross Revenues for the full (i.e., twelve month) calendar year ended December 31, 1998 pay to each FTI Shareholder an amount of cash equal to the product obtained by multiplying (x) the number of shares of FTI Common Stock that were issued and outstanding and owned of record by such FTI Shareholder immediately prior to the Effective Time, by (y) the quotient obtained by dividing the Earn-Out Amount by the Number of FTI Fully Diluted Shares.

               2.2.3 Non-Transferable Right. Neither the contingent right to receive shares of HNC Common Stock under Section 2.2.2(a) nor the alternative contingent right to receive cash under Section 2.2.2(b) may be assigned or transferred by any FTI Shareholder except by a transfer by operation of law or upon such FTI Shareholder's death pursuant to applicable laws of descent and distribution.

        2.3 Fractional Shares. No fractional shares of HNC Common Stock will be issued in connection with the Merger. In lieu thereof, each FTI Shareholder who would otherwise be entitled to receive a fraction of a share of HNC Common Stock pursuant to Sections 2.1.2(a) and/or 2.2.2(a) after aggregating all shares of HNC Common Stock to be received by such holder pursuant to each of Section 2.1.2(a) or Section 2.2.2(a) (considered separately) will instead receive from HNC, within three (3) business days after the Effective Time (in the case of shares issued under Section 2.1.2) or three (3) business days after the date on which such shares are required to be issued under Section 2.2.2(a) (with respect to shares issued under Section 2.2.2(a)), an amount of cash equal to product obtained by multiplying (a) (i) the HNC Average Price Per Share, as adjusted to reflect any Capital Change (as defined below) of HNC (in the case of shares issued under Section 2.2.2(a)); or (ii) the HNC 1998 Earn-Out Average Price Per Share, as adjusted to reflect any Capital Change of HNC (in the case of shares issued under Section 2.2.2(a)) by (b) the fraction of a share of HNC Common Stock that such holder would otherwise be entitled to receive.

        2.4 Limitation on Number of HNC Shares Issued. Notwithstanding anything in this Agreement (including but not limited to this Section 2) to the contrary, if HNC has delivered (or, pursuant to the provisions of Section 2.1.2, is deemed to have delivered) an Exercise Notice electing a Stock Conversion, then in no event may the total number of shares of HNC Common Stock issued under this Agreement exceed the lowest of: (i) 1,000,000 shares of HNC Common Stock, (ii) a number of shares of HNC Common Stock that would equal or exceed twenty percent (20%) of the number of shares of HNC Common Stock that are outstanding immediately prior to the Effective Time or (iii) any number of shares of HNC Common Stock, such that the issuance of such shares pursuant to this Agreement would require the vote or approval of the stockholders of HNC under any applicable law or regulation, the Certificate of Incorporation or Bylaws of HNC or any rule, bylaw or regulation of the Nasdaq Stock Market, the New York Stock Exchange or any other securities exchange on which the HNC Common Stock is then traded. If the number of shares of HNC Common Stock that are to be issued under this Agreement is reduced by the foregoing provisions of this

Section 2.4, then in lieu of issuing such shares of HNC Common Stock HNC shall pay to the FTI Shareholders within ten (10) business days following the Effective Time, or within ten (10) business days following delivery of the Earn-Out Computation Notice, as applicable, an amount of cash equal to the value of the number of shares of HNC Common Stock whose issuance to the FTI Shareholders pursuant to this Agreement is prohibited by the foregoing provisions of this Section 2.4, where for this purpose, the value per share of such shares will conclusively be deemed to be the HNC Average Price Per Share or the HNC 1998 Earn-Out Average Price Per Share, as applicable, (subject to adjustments to reflect a Capital Change, as defined in Section 2.6).

        2.5 [SECTION 2.5 HAS BEEN INTENTIONALLY OMITTED]

        2.6 Adjustments for Capital Changes. Notwithstanding the provisions of
Section 2.1 or Section 2.2, if at any time after the Agreement Date and prior to the Effective Time or prior to the issuance of the Earn-Out Shares (if HNC elects (or is deemed by the provisions of Section 2.1.2 to have elected) a Stock Conversion), HNC recapitalizes, either through a subdivision (or stock split) of its outstanding shares of Common Stock into a greater number of shares of Common Stock, or a combination (or reverse stock split) of its outstanding shares of Common Stock into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Common Stock into the same or a different number of shares of other classes of stock (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares of Common Stock payable in shares of HNC Common Stock or in shares or securities convertible into shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the HNC Average Price Per Share, the HNC 1998 Earn-Out Average Price Per Share, the number of shares of HNC Common Stock constituting the HNC Merger Shares, the 1998 Earn-Out Shares, the Merger Shares Conversion Ratio and the 1998 Earn-Out Conversion Ratio will each be appropriately adjusted so as to equitably maintain the proportionate interests of the stockholders of HNC and FTI (but, in the case of stockholders of FTI, only with respect to their interests in the equity of HNC represented by those shares of HNC Common Stock that are issued pursuant to the Merger and this Agreement in the outstanding equity of HNC as contemplated by this Agreement.)

        2.7 Cash Payments to FTI Shareholders.

               (a) Stock Conversion. If HNC elects (or is deemed by the provisions of Section 2.1.2 to have elected) a Stock Conversion, then within five (5) business days after the Effective Time, HNC will pay to each FTI Shareholder, by check or wire transfer, that portion of the amount of cash payable under Section 2.1.2(a) into which the shares of FTI Common Stock that were issued and outstanding and owned of record by such FTI Shareholder immediately prior to the Effective Time were converted pursuant to Section 2.1.2(a), and each such cash payment to an FTI Shareholder will be rounded to the nearest whole dollar.

               (b) Cash Conversion. If HNC elects a Cash Conversion, then (i) within five (5) business days after the Effective Time, (in the case of the cash payable to the FTI Shareholders under Section 2.1.2(b)), and (ii) within ten
(10) business days after the delivery of the Earn-Out Computation Notice pursuant to Section 2.2.2 (in the case of any cash payable to the FTI Shareholders under Section 2.2.2(b)), HNC will pay to each FTI Shareholder, by check or wire transfer, that portion of the amount of any such cash payable under Section 2.1.2(b) or Section 2.2.2(b), as applicable, into which the shares of FTI Common Stock that were issued and outstanding and owned of record by such FTI Shareholder immediately prior to the Effective Time were converted pursuant to Section 2.1.2(b) or Section 2.2.2(b), as applicable, and each such cash payment to an FTI Shareholder will be rounded to the nearest whole dollar.

        2.8 Escrow Agreement.

               (a) Stock Conversion. If HNC elects (or is deemed by the provisions of Section 2.1.2 to have elected) a Stock Conversion, then HNC will be entitled to withhold from the FTI Shareholders: (i) at the Closing (as defined in Section 7.1) that number of the shares of HNC Common Stock that are issuable to the FTI Shareholders upon the conversion of their shares of FTI Common Stock under Section 2.1.2(a) that equals the number obtained by dividing
(A) Two Million Five Hundred Twenty Thousand Dollars ($2,520,000) plus the FTI Receivables Amount by (B) the HNC Average Price Per Share (as such may be adjusted to reflect a Capital Change in HNC Common Stock); plus (ii) when and if they become issuable under Section 2.2.2(a), fifteen percent (15%) of the total number of shares of HNC Common Stock (if any) that are issuable to the FTI Shareholders under Section 2.2.2(a), in each case rounded up to the nearest whole number of shares to be issued to each FTI Shareholder (all such withheld shares of HNC Common Stock being hereinafter collectively referred to as the "ESCROW SHARES"). The number of Escrow Shares withheld from each FTI Shareholder shall be that number of such Escrow Shares that equals the product obtained by multiplying the total number of Escrow Shares by a fraction (i) whose numerator is the total number of issued and outstanding shares of FTI Common Stock that were owned of record by such FTI Shareholder immediately prior to the Effective Time and (ii) whose denominator is the total number of shares of FTI Common Stock that were issued and outstanding and held of record by all FTI Shareholders immediately prior to the Effective Time minus all FTI Dissenting Shares. If HNC elects (or is deemed by the provisions of Section 2.1.2 to have elected) a Stock Conversion, then HNC will deliver certificates representing the Escrow Shares to State Street Bank and Trust or a similar institution, as escrow agent (the "ESCROW AGENT"), together with related stock transfer powers, to be held by the Escrow Agent in escrow as security for FTI Shareholders' indemnification obligations under Article 11 pursuant to the provisions of an escrow agreement in substantially the form of Exhibit C-1 to be entered into at the Closing by HNC, the Escrow Agent, the FTI Shareholders and the Representative (as defined below) (the "STOCK ESCROW AGREEMENT"). The Escrow Shares will be represented by a certificate or certificates issued in the respective names of each of the FTI Shareholders in proportion to their respective interests in the Escrow Shares and will be held in escrow by the Escrow Agent during the Escrow Period (as defined below) pursuant to the Stock Escrow Agreement.

               (b) Cash Conversion. If HNC elects a Cash Conversion, then HNC will be entitled to withhold from the FTI Shareholders: (i) at the Closing, a sum of cash equal to Two Million Five Hundred Twenty Thousand Dollars ($2,520,000) plus the FTI Receivables Amount from the amount of cash that is payable to the FTI Shareholders upon the conversion of their shares of FTI Common Stock under Section 2.1.2(b); plus (ii) when and if it becomes payable under Section 2.2.2(b), fifteen percent (15%) of the total amount of cash (if any) payable to the FTI Shareholders under Section 2.2.2(b) (all such withheld cash being hereinafter referred to as the "ESCROW FUNDS"). The amount of Escrow Funds withheld from each FTI Shareholder shall be that amount of the Escrow Funds that equals the product obtained by multiplying the total amount of the Escrow Funds by a fraction (i) whose numerator is the total number of issued and outstanding shares of FTI Common Stock that were owned of record by such FTI Shareholder immediately prior to the Effective Time and (ii) whose denominator is the total number of shares of FTI Common Stock that were issued and outstanding and held of record by all FTI Shareholders immediately prior to the Effective Time minus all FTI Dissenting Shares. If HNC elects a Cash Conversion, then HNC will deliver the Escrow Funds to the Escrow Agent (as defined above), to be held by the Escrow Agent in escrow as security for the FTI Shareholders' indemnification obligations under Article 11 pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit C-2, to be entered into at the Closing by HNC, the Escrow Agent and the Representative (the "CASH ESCROW AGREEMENT"). The Escrow Funds will be held in Escrow by the Escrow Agent during the Escrow Period (as defined below) pursuant to the Cash Escrow Agreement.

               (c) Common Terms. Any references herein to the "ESCROW AGREEMENT" will mean the "Stock Escrow Agreement" or the "Cash Escrow Agreement," as applicable, and any references to the "ESCROW PROPERTY" will mean the "Escrow Shares" or the "Escrow Funds", as applicable. The Escrow Shares or the Escrow Funds, as applicable, will be held by the Escrow Agent in escrow pursuant to the Escrow Agreement during that period of time specified in the Escrow Agreement (the "ESCROW PERIOD").

               (d) Other Escrow Terms. By their approval of the Merger, each of the FTI Shareholders (which specifically include Founder, Koziarz and Snow) will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Article 11; (ii) the Escrow Agreement; (iii) the appointment of J. Michael Thompson as the representative of the FTI Shareholders, together with his successor(s), as representative of the FTI Shareholders: (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each FTI Shareholder as provided in the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement, including, without limitation, the exercise of the power to: (1) authorize delivery to HNC of Escrow Property in satisfaction of indemnity claims by HNC or any other Indemnified Person (as defined herein) pursuant to Article 11 hereof and/or the Escrow Agreement; (2) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (3) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 11; and
(4) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of each FTI Shareholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all FTI Shareholders are treated in the same manner. Each FTI Shareholder will be bound by all actions taken by the Representative in connection with the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any FTI Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the FTI Shareholders to the Representative pro rata in proportion to their respective percentage interests in the Escrow Property.

        2.9 Effects of the Merger. At and upon the Effective Time of the Merger:

               (a) the separate existence of Sub will cease and Sub will be merged with and into FTI, and FTI will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Merger Certificates;

               (b) the Articles of Incorporation of FTI will be amended to read as set forth in Exhibit D attached hereto and will be the Articles of Incorporation of the Surviving Corporation;

               (c) the Bylaws of FTI attached as Exhibit E hereto will be the Bylaws of the Surviving Corporation;

               (d) each share of FTI Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted as provided in this
Article 2 and the Merger Certificates;

               (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of FTI Common Stock as provided in Section 2.1.1 and in the Merger Certificates;

               (f) the officers of the Surviving Corporation (and their respective offices) will be: J. Michael Thompson -- Chief Executive Officer; Paul P. Koziarz -- President; Thomas R. Snow -- Senior Vice President; Donald R. Rydzewski -- Vice President and Controller; Thomas C. Parsons -- Assistant Vice President; Scott Andrew -- Assistant Vice President; and Raymond V. Thomas -- Chief Financial Officer and Secretary.

               (g) the directors of the Surviving Corporation will be J. Michael Thompson, Robert L. North and Raymond V. Thomas; and

               (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

        2.10 Further Assurances. FTI and the Founder agree that if, at any time before or after the Effective Time, HNC believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then HNC, the Surviving Corporation and their respective officers and directors may, and the Founder will, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of FTI or otherwise.

        2.11 Securities Laws Issues. HNC shall issue any shares of HNC Common Stock to be issued to FTI Shareholders in the Merger pursuant to Section 2.1.2 and Section 2.2 of this Agreement pursuant to an exemption from registration under Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 ACT") and the exemption from qualification/registration under Section 4.I of the Illinois Securities Law of 1953. Concurrently with execution of this Agreement each FTI Shareholder shall execute and deliver to HNC an Investment Representation Letter in the form of Exhibit F hereto (the "INVESTMENT REPRESENTATION LETTER").

        2.12 Registration Rights. If HNC has (or pursuant to the provisions of Section 2.1.2 is deemed to have) elected a Stock Conversion, then effective at the Closing, HNC and each FTI Shareholder who receives shares of HNC Common Stock in the Merger pursuant to Section 2.1.2 will enter into a Registration Rights Agreement with HNC in substantially the form of Exhibit G hereto (the "REGISTRATION RIGHTS AGREEMENT"), under which each FTI Shareholder who executes and delivers such Registration Rights Agreement will be granted certain Form S-3 registration rights under the 1933 Act, solely with respect to shares of HNC Common Stock issued under Section 2.1.2(a), on the terms, and subject to the conditions and limitations, of such Registration Rights Agreement.

        2.13 Tax-Free Reorganization.

               (a) Stock Conversion. If HNC has (or pursuant to the provision of Section 2.1.2 is deemed to have) elected a Stock Conversion, then the parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE") by virtue of the provisions of Section 368(a)(2)(E) of the Code. If a Stock Conversion is elected, then the parties believe that the value of the shares of HNC Common Stock to be issued to FTI Shareholders in the Merger is equal to the value of the shares of FTI Common Stock to be surrendered in exchange therefor, and except for the $1,500,000 cash to be paid pursuant to Section 2.1.2(a) and cash to be paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is to be paid by HNC for the outstanding shares of FTI Common Stock in the Merger. In addition, HNC represents that it presently intends to continue FTI's historic business or use a significant portion of FTI's business assets in a business. If a Stock Conversion is elected, then at the Closing (as that term is defined in Section 7.1), officers of FTI will execute and deliver an officers' tax representation certificate in the form of Exhibit H. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, HNC MAKES NO REPRESENTATIONS OR WARRANTY TO FTI OR TO ANY STOCKHOLDER OF FTI REGARDING THE TAX TREATMENT OF THE MERGER OR WHETHER THE MERGER WILL QUALIFY AS A TAX-FREE PLAN OF REORGANIZATION UNDER THE CODE. FTI AND FOUNDER HEREBY ACKNOWLEDGE AND AGREE THAT NEITHER THEY NOR ANY OTHER FTI SHAREHOLDER HAS RELIED, OR IS RELYING, ON HNC OR HNC'S LEGAL COUNSEL OR ACCOUNTANTS, FOR ANY ADVISE OR COUNSEL WITH RESPECT TO THE TAX TREATMENT OF THE MERGER.

                      (b) Cash Conversion. The parties acknowledge, understand and agree, that if HNC elects a Cash Conversion pursuant to Section 2.1.2, then the Merger will not qualify as a tax-free plan of reorganization under the Code.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF FTI AND
                                FTI SHAREHOLDERS

               FTI, the Founder, Koziarz and Snow hereby jointly and severally represent and warrant to HNC that, except as specifically set forth in the letter from FTI addressed to HNC and dated as of the Agreement Date (including all schedules thereto) which has been delivered to HNC by FTI concurrently herewith (the "FTI DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 3 are true and correct.

        3.1 Organization and Good Standing. FTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to FTI, means any event, change or effect that is (or will with the passage of time be) materially adverse to FTI's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects.

        3.2 Power, Authorization and Validity.

               3.2.1 FTI has the right power, legal capacity and authority to enter into, execute, deliver and perform its obligations under, this Agreement, the Merger Certificates and all FTI Ancillary Agreements, and to consummate the Merger, whether HNC elects to consummate the Merger through a Stock Conversion or through a Cash Conversion. The execution, delivery and performance by FTI of this Agreement, and each of the FTI Ancillary Agreements, the Merger and FTI's consummation of the Merger as contemplated by this Agreement (whether HNC elects to consummate the Merger through a Stock Conversion or through a Cash Conversion) have each been duly and validly approved and authorized by all necessary corporate action on the part of FTI's Board of Directors and shareholders in compliance with all applicable laws (including without limitation the Illinois Business Corporation Act) and the Articles of Incorporation and Bylaws of FTI, each as amended to date. Each FTI Shareholder has the right, power, legal capacity and authority to enter into, execute, deliver, and perform their respective obligations under, this Agreement and each of the FTI Shareholder Ancillary Agreements to be executed and delivered by the Founder and such other FTI Shareholders pursuant to this Agreement.

               3.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to be made or obtained by FTI, the Founder or any other FTI Shareholder to enable FTI, the Founder or any other FTI Shareholder to lawfully enter into, and to perform its or his respective obligations under, this Agreement, each of FTI Ancillary Agreements and each of the FTI Shareholder Ancillary Agreements to which FTI the Founder or any such other FTI Shareholder is to be a party pursuant to this Agreement, except for: (a) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and any such further documents as may be required under the Delaware General Corporation Law to effect the Merger; (b) the filing of the Illinois Articles of Merger with the Illinois Secretary of State and any such further documents as may be required under the Illinois Business Corporation Act to effect the Merger.

               3.2.3 This Agreement and each of FTI Ancillary Agreements are, or when executed by FTI will be, valid and binding obligations of FTI, enforceable against FTI in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing the availability of specific performance, injunctive relief and other equitable remedies. This Agreement and each of the FTI Shareholder Ancillary Agreements are, or when executed by the Founder or by any other FTI Shareholder who is a party thereto will be, a valid and binding obligation of the Founder or such other FTI Shareholder, enforceable against the Founder or such other FTI Shareholder in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing the availability of specific performance, injunctive relief and other equitable remedies.

               3.2.4 FTI Shareholder Approval. FTI has obtained the written approval and consent of FTI Shareholders who hold 100% of FTI's outstanding shares of capital stock, in compliance with applicable law and FTI's Articles of Incorporation and Bylaws, both as currently in effect, approving this Agreement, the Merger Certificates, the Merger, and related matters (such FTI Shareholders' written approval and consent is hereinafter referred to as the "FTI Shareholder Vote"). Prior to obtaining the FTI Shareholder Vote, FTI furnished to each FTI Shareholder the HNC Disclosure Package. FTI's Board of Directors and the FTI Shareholders have not taken any action whatsoever to revoke, modify, invalidate, or withdraw the FTI Shareholder Vote. In connection with the FTI Shareholder Vote, there are no shares that qualify as Dissenting Shares.

        3.3 Capitalization of FTI.

               3.3.1 Outstanding Stock. The authorized capital stock of FTI consists entirely of (i) 1,000 shares of Class A Common Stock, without par value, of which a total of 1,000 shares are issued and outstanding, and no other shares of any capital stock of FTI are authorized, issued or outstanding. No fractional shares of Common Stock of FTI are issued or outstanding. All issued and outstanding shares of FTI capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, encumbrance, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by FTI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A list of all holders of FTI's outstanding capital stock, and the total number of shares of FTI Common Stock owned by each such holder is set forth in
Schedule 3.3.1 to the FTI Disclosure Letter. FTI has no stockholders other than the FTI Shareholders. During the two (2) year period immediately prior to the Agreement Date, FTI has not redeemed, repurchased or otherwise reacquired any shares of its capital stock from any stockholder of FTI.

               3.3.2 No Options, Warrants or Rights. There are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, "phantom" stock rights, stock appreciation rights, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of FTI's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of FTI's capital stock or obligating FTI to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, "phantom" stock right, stock appreciation right, preemptive right, right of first refusal, right of first offer or other right or agreement, and FTI has no liability for any accrued but unpaid dividends. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of FTI from any holder of shares of the capital stock of FTI. To the knowledge of FTI and Founder, no shares of FTI capital stock have been transferred in violation of any right of first refusal or any similar right. FTI does not have outstanding any "phantom" stock rights, stock appreciation rights or any similar rights or commitments.

               3.3.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of FTI's outstanding securities or to the conversion of any shares of FTI's capital stock in the Merger. FTI is not under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any shares of stock or other securities that may be subsequently issued by FTI.

               3.3.4 No Claims or Encumbrances. To the knowledge of FTI and Founder, no shares of the outstanding stock of FTI are subject to any pledge, lien, security interest, claim or encumbrance whatsoever. To the knowledge of FTI and Founder, (a) no person listed as a FTI Shareholder on Schedule 3.3.1 to the FTI Disclosure Letter has claimed any interest in any additional shares of FTI capital stock, or any options, warrants or other securities of FTI, except for the number of shares of FTI capital stock which such person is shown to be the owner of on Schedule 3.3.1 to the FTI Disclosure Letter, and (b) no third party who is not listed on Schedule 3.3.1 to the FTI Disclosure Letter has made, or has, any claim of entitlement to receive any shares of the capital stock of FTI, any warrants or other rights to acquire any capital stock of FTI or any other securities of FTI.

        3.4 Subsidiaries. FTI does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

        3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any FTI Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the Articles of Incorporation or Bylaws of FTI as currently in effect; (b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to FTI or any of its assets or properties; or (c) any material instrument, agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which FTI is a party or by which FTI or any of its assets or properties are bound that is required to be set forth in Schedule 3.11 to the FTI Disclosure Letter. The consummation of the Merger by FTI will not require the consent of any third party.

        3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding or investigation pending against FTI (or against any officer, director, employee or agent of FTI in his or her capacity as such or relating to his or her employment, services or relationship with FTI) before any court, administrative agency or arbitrator nor, to FTI's knowledge, has any such claim, suit, action, arbitration, mediation, proceeding or investigation been threatened. There is no basis for any person, firm, corporation or other entity to assert a claim against FTI, any of FTI's directors, officers, shareholders, employees or agents in their capacity as such, or against HNC based upon:

(a) FTI's entering into this Agreement or any FTI Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any FTI Ancillary Agreement; (b) an assertion of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of FTI; or (c) an assertion by any party that such party is entitled to any rights as a shareholder of FTI, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against FTI.

        3.7 Taxes.

               (a) FTI has timely filed all federal, state, local and foreign tax and information returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which such tax returns have been filed, has established an adequate accrual or reserve of cash (and an adequate reserve for financial accounting purposes) for the payment of all taxes payable by FTI in respect of the periods subsequent to the periods covered by FTI's most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. FTI is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against FTI or any of its officers, employees or agents. FTI has not received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding FTI and no tax return of FTI has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against, and no tax liens are outstanding against, any assets or properties of FTI.

               (b) FTI is, and since October 1, 1982 has been, a subchapter "C" corporation within the meaning of the Code and the regulations promulgated thereunder. FTI was a subchapter "S" corporation within the meaning of the Code and the regulations promulgated thereunder at all times from FTI's incorporation until October 1, 1982. FTI and/or its stockholders have timely filed with the Internal Revenue Service all elections or other documents, and have timely taken all other actions, necessary in order for FTI to validly be treated as a subchapter "S" corporation within the meaning of the Code for all tax periods during which FTI has filed tax or information returns as a subchapter "S" corporation within the meaning of the Code and the regulations promulgated thereunder. FTI and/or its stockholders have timely filed with the tax authorities of all states and other jurisdictions with respect to which FTI (i) is subject to income tax and (ii) has filed tax or information returns claiming a tax status similar to that of a subchapter "S" corporation under the Code (a "STATE S CORPORATION"), all elections or other documents, and have timely taken all other actions, necessary in order for FTI to validly be treated as a State S Corporation in each such state or jurisdiction. FTI has timely filed with the Internal Revenue Service and with all taxing authorities of any other applicable state or jurisdiction, any and all returns, filings and other documents required in connection with the change of its status from a subchapter "S" to a subchapter "C" corporation.

               (c) For the purposes of this Section, the terms "TAX" and "TAXES" include without limitation all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, gross receipts, employment, license, payroll, ad valorem, documentary, stamp, inventory, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and /or additions to tax.

        3.8 Financial Statements.

               (a) FTI. FTI has delivered to HNC the following FTI financial statements which are attached as Schedule 3.8 to the FTI Disclosure Letter: (a) FTI's unaudited consolidated balance sheets as of September 30, 1994, 1995 and 1996 and FTI's unaudited consolidated statements of operations, statements of cash flows and statements of stockholders' equity for each of the three years ended September 30, 1994, 1995 and 1996, (b) FTI's unaudited consolidated balance sheet as of December 31, 1997 (the "BALANCE SHEET"), and FTI's unaudited consolidated statement of operations for the twelve (12) month period ended December 31, 1997 ("FTI'S 1997 STATEMENT OF OPERATIONS"), (c) FTI's unaudited consolidated balance sheet as of the Closing Date (the "CLOSING BALANCE SHEET"),
(d) a schedule for the period from January 1, 1997 to the Closing Date setting forth with particularity all revenues for that period classified by product and by customer and (e) a detailed schedule of all accounts receivable by customer as of the Closing Date, including without limitation all accounts receivable that have been outstanding for six (6) months or more as of the Closing Date (all such financial statements of FTI and the notes thereto are hereinafter collectively referred to as the "FTI FINANCIAL STATEMENTS"). The FTI Financial Statements (a) are derived from and are in accordance with the books and records of FTI, (b) fairly present the financial condition of FTI at the dates therein indicated and the results of operations for the periods therein specified and
(c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods. FTI has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Closing Balance Sheet. All reserves established by FTI (including but not limited to reserves for unpaid taxes, reserves for any penalties, fines or interest associated with unpaid taxes, reserves for refund claims of any type, and reserves for warranty, product liability or product defect claims) and reflected in the FTI Financial Statements are adequate. At the Closing Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which are not adequately provided for in the Closing Balance Sheet as required by said Statement No. 5. FTI has no liability for any employee bonuses that have been authorized but remain unpaid. Schedule 3.8 to the FTI Disclosure Letter includes a complete list of all outstanding indebtedness of FTI to Related Parties and Related Persons, including the nature and amount of such indebtedness and the date or dates on which such indebtedness is payable by FTI. All accounts receivable shown on the Closing Balance Sheet (equal to $1,994,120.39, inclusive of the $1,095,627.56 shown in the Reserve Doubtful Accounts entry) are collectible in full without offset, defense or claim on or before December 31, 1998.

               (b) Founder. The Founder has previously delivered to HNC a representation letter dated as of the Agreement Date that is attached a Schedule 3.8(b) to the FTI Disclosure Letter (the "FOUNDER REPRESENTATION LETTER") and which makes certain representations concerning the value and amount of the Founder's personal assets and the amount of the Founder's net worth statements contained in the Founder

Financial Letter are, and at the Closing Date will continue to be, true and correct. The Founder acknowledges that HNC is relying on the accuracy of the Founder Financial Letter in determining that it is not necessary for HNC to make any filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") in connection with the Merger.

               (c) Closing Balance Sheet. The Closing Balance Sheet reflects the following adjustments: (i) the write-off and cancellation of notes receivable from the Founder under the 1997 Founder Note equal to the Founder Note Amount (which write-off and cancellation shall have occurred prior to the Closing), which represents, as of December 31, 1997, the aggregate unpaid principal amount under the 1997 Founder Note and (ii) the establishment of a reserve equal to 100% of the FTI Receivables Amount.

        3.9 Title to Properties. FTI has good and marketable title to all of its assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind. All machinery, vehicles, equipment and other tangible personal property owned by FTI or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which FTI is a party are fully effective and afford FTI peaceful and undisturbed leasehold possession of the real or personal property that is the subject of such leases. FTI is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would result in a Material Adverse Effect on FTI), nor has FTI received any notice of a violation of law by FTI with which FTI has not complied and cured. FTI does not own any real property.

        3.10 Absence of Certain Changes. Since December 31, 1997, there has not been with respect to FTI any:

               (a) material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of FTI;

               (b) amendment or change in the Articles of Incorporation or Bylaws of FTI;

               (c) incurrence, creation or assumption by FTI of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of FTI; or (ii) any material obligation or liability or any indebtedness for borrowed money (including without limitation any liability under any guarantee);

               (d) issuance or sale of any debt or equity securities (including but not limited to stock) of FTI or of any options or other rights to acquire from FTI, directly or indirectly, any debt or equity securities (including but not limited to stock) of FTI;

               (e) payment or discharge of any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind or any loan or other liability, which was not either (i) shown on the Balance Sheet or (ii) incurred in the ordinary course of FTI's business after the Balance Sheet Date;

               (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of FTI other than in the ordinary course of FTI's business;

               (g) damage, destruction or loss, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on FTI;

               (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any shares of the capital stock of FTI, any split, combination or recapitalization of the capital stock of FTI or any direct or indirect redemption, purchase or other acquisition of the capital stock of FTI or any change in any rights, preferences, privileges or restrictions of any outstanding security of FTI;

               (i) change or increase in the compensation payable or to become payable to any of the officers or employees of FTI, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with FTI's past practice;

               (j) change with respect to the management, supervisory or other key personnel of FTI;

               (k) obligation or liability incurred by FTI to any of its officers, directors or stockholders, except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with FTI's past practice;

               (l) making of any loan, advance or capital contribution to, or any investment in, or any borrowing of funds from, any officer, director or stockholder of FTI or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

               (m) entering into, amendment of, relinquishment, termination or non-renewal by FTI of, any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of FTI's business, or any written or oral indication or assertion by the other party thereto of problems with FTI's products or services or performance under such contract, lease, transaction, commitment or other right or obligation or of such other party's desire to amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

               (n) material change in the manner in which FTI extends discounts or credits to customers or otherwise deals with its customers;

               (o) entering into by FTI of any transaction, contract or agreement or the conduct of business or operations other than in the ordinary course of its business consistent with its past practices;

               (p) any transfer or grant of a right under any FTI IP Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of FTI's business consistent with FTI's past practice; or

               (q) any agreement or arrangement made by FTI to take any action which, if taken prior to the Agreement Date, would have made any representation or warranty of FTI set forth in this Agreement untrue or incorrect as of the date when made.

        3.11 Contracts and Commitments. Schedule 3.11 to the FTI Disclosure Letter sets forth a list (including title, date and the names of the parties) of each of the following written or oral contracts, agreements, commitments or other instruments to which FTI is a party or to which FTI or any of its assets or properties is bound:

               (a) any consulting or similar agreement under which FTI provides any advice or services to a customer of FTI for an annual compensation to FTI of $10,000 per year or more;

               (b) any continuing contract for the purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from FTI in an amount in excess of $10,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to FTI or in which FTI has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or service, any group of products or services or any territory;

               (c) contract providing for the development of software by or for FTI, or the license of software to FTI, which software is used or incorporated in any product currently marketed or distributed by FTI or used to provide any service currently provided by FTI or is contemplated to be used or incorporated in any product to be distributed or service to be provided by FTI (other than a license to FTI to use software generally available to the public at a per copy license fee of less than $5,000 per copy);

               (d) any joint venture, partnership, joint development, joint marketing or similar contract or any other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

               (e) any contract or commitment for the employment of any officer, employee or consultant of FTI or any other type of contract or understanding with any officer, employee or consultant of FTI that is not immediately terminable by FTI without cost or other liability;

               (f) any indenture, mortgage, trust deed, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

               (g) any lease or other agreement under which FTI is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $10,000 per annum;

               (h) any agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $25,000, other than in the ordinary course of FTI's business consistent with its past practice;

               (i) any agreement that restricts FTI from engaging in any aspect of its business, from participating or competing in any line of business market or industry or that restricts FTI from engaging in any business in any geographic area;

               (j) any FTI IP Rights Agreement (as defined in Section 3.13);

               (k) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other equity or debt securities of FTI, any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other equity or debt securities or options, warrants or other rights therefor or any stock appreciation rights or similar agreements;

               (l) any contract with or commitment to any labor union;

               (m) any agreement, contract, purchase order or other commitment with or to any Related Party or any Related Person; or

               (n) any other agreement, contract, commitment or instrument that is material to the business of FTI or that involves a commitment by FTI in excess of $25,000.

                      A copy of each agreement or document required to be listed on Schedule 3.11 to the FTI Disclosure Letter pursuant to the provisions of this Section (collectively, the "FTI MATERIAL AGREEMENTS") has been delivered to HNC's counsel. No consent or approval of any third party is required to ensure that, following the Effective Time, any FTI Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement, any FTI Ancillary Agreement, or any FTI Shareholder Ancillary Agreement.

        3.12 No Default. FTI is not in breach of or default under any FTI Material Agreement. FTI is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on FTI. FTI does not have any material liability for renegotiation of government contracts or subcontracts, if any.

        3.13 Intellectual Property.

               3.13.1 FTI owns, or has the right to use, sell, lease or license all Intellectual Property Rights (as defined in Section 3.13.6 below) by whomever owned that are necessary or reasonably required for the conduct of its business as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "FTI IP RIGHTS"), and such rights to use, sell, lease or license are sufficient for such conduct of FTI's business.

               3.13.2 The execution, delivery and performance of this Agreement, the Merger Certificates and the consummation of the Merger and the other transactions contemplated by this Agreement and/or by any of the FTI Ancillary Agreements and/or FTI Shareholder Ancillary Agreements will not constitute a material breach of or default under any instrument, contract, license or other agreement governing, relating to or affecting any FTI IP Right (such instruments, contracts, licenses or other agreements being collectively referred to as the "FTI IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any FTI IP Right or materially impair the right of FTI or the Surviving Corporation to use, sell, lease or license any FTI IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by FTI to any person by reason of the ownership, use, license, sale, lease or other disposition of any FTI IP Rights. FTI has not granted to any third party: (a) any exclusive right to market, distribute or manufacture any product developed, marketed, owned by FTI or (b) any license or right that would preclude FTI from marketing, distributing, licensing, reproducing, manufacturing or otherwise commercially exploiting any such product or any services in any geographic territory, industry or market. Except as set forth in Schedule 3.13.2 to the FTI Disclosure Letter, FTI has not licensed any third party to have access to or use of any of the source code to any software developed, marketed or owned by FTI nor has FTI granted any third party any right to market, distribute or sublicense any source code of such software. Schedule 3.13.2 to the FTI Disclosure Letter contains a complete and accurate list of all source code escrows (if any) pursuant to which any source code of any software developed or owned by FTI is currently subject.

               3.13.3 Neither the manufacture, marketing, license, sale, lease, furnishing or intended use of any product or service currently licensed, utilized, sold, leased, provided, marketed, distributed or furnished by FTI or currently under development by FTI violates any license or other agreement between FTI and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to FTI's knowledge, threatened claim, dispute or litigation contesting the validity, ownership or right to use, sell, lease, license or dispose of any FTI IP Right nor, to the knowledge of FTI, is there any basis for any such claim, nor has FTI received any notice asserting that any FTI IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to FTI's knowledge, is there any basis for the assertion of any such claim. To FTI's knowledge, no employee of FTI is or has been in connection with such employee's employment with FTI, in violation of any provision of any employment contract, nondisclosure agreement, invention assignment agreement, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed by FTI, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject FTI or any of such employees to any liability.

               3.13.4 FTI has taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of all FTI IP Rights and all FTI's proprietary rights and Intellectual Property Rights therein. FTI has obtained from (i) each employee of FTI, and (ii) each consultant of FTI who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by FTI, or to any other confidential or proprietary information of FTI or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to HNC, duly executed by such employee or consultant and delivered to FTI; and copies of the form of all such agreements have been delivered to HNC's counsel.

               3.13.5 Schedule 3.13 to the FTI Disclosure Letter contains a list of: (a) all FTI IP Rights (whether or not recorded or registered with any governmental authority) and (b) all worldwide applications, registrations, filings and other formal actions made or taken pursuant to any federal, state and foreign laws by FTI to secure, perfect or protect its interest in FTI IP Rights, including, without limitation, all patents, patent applications, copyrights, copyright applications, trademarks and service marks and trademark and service mark applications.

               3.13.6 As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, programmers' notes, memoranda and other records.

               3.13.7 FTI has not agreed to indemnify any person for any infringement of any Intellectual Property Rights of any third party by any product or service that has been sold, licensed, leased, supplied or provided by FTI.

               3.13.8 FTI has no material liability under any warranty or warranties given with respect to any of its products or services and FTI is in compliance, in all material respects, with all warranties it has provided to its customers regarding any of its products or services.

               3.13.9 Except as set forth in Schedule 3.13.9 to the FTI Disclosure Letter, all of the software products developed, owned, sold, licensed and/or marketed by FTI have been, are, and at all times will be, Year 2000 Compliant (as defined below).

        3.14 Compliance with Laws. FTI has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. Without in any way limiting the foregoing provisions of this Section, FTI is, and at all times has been, in full compliance with all export control laws and regulations of the United States of America, and FTI has not declared or paid any dividend or other distribution to any of its stockholders, or repurchased or redeemed any shares of its capital stock or other securities, in any manner that was not in full compliance with all applicable laws. FTI holds all permits, licenses and approvals from, and has made all filings with, third parties, including without limitation, government agencies and authorities, that are necessary in connection with its present business. FTI holds all necessary export licenses required for the conduct of its business in compliance with applicable law.

        3.15 Certain Transactions and Agreements. None of the officers, directors, employees or stockholders of FTI, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, FTI (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with FTI, (including but not limited to any loan arrangement) except for normal compensation for services as an officer, director or employee thereof that have been disclosed to HNC and except for agreements related to the purchase of the stock of FTI by such persons. None of said officers, directors, employees, stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any FTI IP Rights or any other Intellectual Property Rights) that is used in, or that pertains to, the business of FTI, except for the rights of a stockholder under applicable law. FTI has not entered into any agreement or other arrangement for the purpose of guaranteeing the repayment of any loan or other indebtedness by any third party, including without limitation any Related Party or Related Person. Schedule 3.15 to the FTI Disclosure Letter sets forth a complete list of all amounts currently payable (a) by FTI to any Related Party or any Related Person and (b) by any Related Party or any Related Person to FTI.

        3.16 Employees, ERISA and Other Compliance.

               3.16.1 FTI is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of FTI and their current compensation is set forth on Schedule
3.16.1 to the FTI Disclosure Letter. FTI does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions that do not provide any agreement to employ).

               3.16.2 FTI (a) has never been and is not now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (d) does not have any current labor disputes. FTI has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ. FTI has no present plan or intention to initiate any reduction of its workforce.

               3.16.3 FTI has no pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a

"multiemployer plan" as defined in Section 3(37) of ERISA. No FTI pension plans are subject to Title IV of ERISA. FTI has no unfunded benefit liability under
Section 412 of the Code.

               3.16.4 Schedule 3.16.4 to the FTI Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by FTI or any trade or business under common control with FTI within the meaning of Section 414 of the Code (each an "ERISA Affiliate") and covers any employee or former employee of FTI or of an ERISA Affiliate. The contracts, plans and arrangements described in the preceding sentence are hereinafter collectively referred to as "FTI BENEFIT ARRANGEMENTS." Each FTI Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such FTI Benefit Arrangement. FTI has never been a participant in a "prohibited transaction" within the meaning of Section 406 of ERISA with respect to any FTI Benefit Arrangement. FTI has delivered to HNC or its counsel a complete and correct copy or description of each FTI Benefit Arrangement. With respect to each FTI Benefit Arrangement, where applicable, FTI has made available to HNC or its counsel a true and complete copy of (a) such FTI Benefit Arrangement, (b) the most recent Form 5500 Annual Report for such FTI Benefit Arrangement, (c) each trust agreement related to such FTI Benefit Arrangement, (d) the most recent summary plan description for each FTI Benefit Arrangement for which such a description is required, (e) the most recent authorized report relating to each FTI Benefit Arrangement subject to Title IV of ERISA and (f) the most recent Internal Revenue Service ("IRS") determination letter issued with respect to any FTI Benefit Arrangement. Except as set forth in Schedule 3.16.4 to the FTI Disclosure Letter, FTI has received a favorable IRS determination letter with respect to each FTI Benefit Arrangement.

               3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by FTI relating to, or change in employee participation or coverage under, any FTI Benefit Arrangement that would increase materially the expense of maintaining such FTI Benefit Arrangement above the level of the expense incurred in respect thereof for the calendar year ended December 31, 1997.

               3.16.6 All group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of FTI are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect FTI and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of FTI Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on FTI, or in a material adverse effect on the business, operations or financial condition of HNC.

               3.16.7 No benefit payable or which may become payable by FTI pursuant to any FTI Benefit Arrangement or as a result of or arising under this Agreement or the Merger Certificates will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. FTI is not a party to any: (a) agreement (other than as described in (b) below) with any executive officer or other key employee of FTI (i) the benefits of which are contingent, or the terms of which will be materially altered, upon the occurrence of a transaction involving FTI in the nature of the Merger, any of the transactions contemplated by this Agreement, the Merger Certificates or any FTI Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Merger Certificates or any FTI Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Merger Certificates or any FTI Ancillary Agreement.

        3.17 Corporate Documents; Directors and Officers. FTI has made available to HNC for examination all documents and information listed in the FTI Disclosure Letter or the schedules thereto or required by this Agreement to be listed in any schedule thereto or in any other exhibit or schedule called for by this Agreement, or which have been requested by HNC's legal counsel, including, without limitation, the following: (a) copies of FTI's Articles of Incorporation and Bylaws as currently in effect; (b) FTI's Minute Book containing all records of all proceedings, consents, actions, and meetings of FTI's stockholders, board of directors and any committees thereof; (c) FTI's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by any regulatory agency with respect to FTI, or any securities of FTI, and all applications for such permits, orders, and consents; and (e) all agreements of FTI required to be listed in Schedule 3.11 to FTI Disclosure Letter. Schedule 3.17 to the FTI Disclosure Letter contains a complete and accurate list of all the current incumbent members of the Board of Directors and officers of FTI. The currently authorized number of members of the Board of Directors of FTI is one director.

        3.18 No Brokers. Neither FTI nor any affiliate of FTI is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Merger Certificates or in connection with the Merger or any transaction contemplated hereby or thereby, and HNC will incur no liability to any such investment banker, broker, finder or similar party as a result of any act or omission of FTI, any of its employees, officers, directors, stockholders, agents or affiliates.

        3.19 Books and Records.

               3.19.1 The books, records and accounts of FTI: (a) are in all material respects true, complete and correct; (b) have been maintained in accordance with good business practices on a basis consistent with prior years;
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of FTI; and (d) accurately and fairly reflect the basis for the FTI Financial Statements.

               3.19.2 FTI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of FTI is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and to reflect impairment of the value of such assets.

        3.20 Insurance. FTI currently maintains and has in effect, fire and casualty, general liability, business interruption, product liability, errors and omissions, and sprinkler and water damage insurance with the respective insurers, and in the respective amounts, set forth in Schedule 3.20 to FTI Disclosure Letter. FTI has had similar insurance coverage in effect during the three year period ending on the Agreement Date.

        3.21 Environmental Matters.

               3.21.1 Definitions. The following capitalized terms shall have the meanings set forth below:

                      (a) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws, rules and regulations relating to pollution or the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of any Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

                      (b) "HAZARDOUS MATERIALS" means (i) any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but not limited to the State of Illinois and the United States Government, and includes but is not limited to
(a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and

(h) "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and (ii) as of any date of determination, any additional substances or materials which now or hereafter may be incorporated in or added to the definition of "economic poison," "chemical substance," "new chemical substance," "hazardous chemical substance or mixture," "hazardous waste," "hazardous substance" or "toxic substance" or similar substance for purposes of any Environmental Law.

               3.21.2 Environmental Obligations. Each facility or site at which FTI or any of its predecessors-in-interest conducts any business or previously conducted any business (each a "FACILITY", collectively, the "FACILITIES") is not (and with respect to each such previously owned, used or operated Facility was not, when FTI or its predecessors left such Facility) in violation of any Environmental Laws, including any laws or regulations relating to industrial hygiene, disposal of Hazardous Materials or the environmental conditions on or under such properties or facilities, including but not limited to, soil and groundwater conditions. During the time that FTI or any of its predecessors-in-interest have owned, leased or occupied any Facility, FTI and its predecessors have not used, generated, manufactured or stored on or under any part of any such Facility, or transported to or from any part of any Facility, any Hazardous Materials in violation of any Environmental Laws. There has been no presence, disposal, release or threatened release of any Hazardous Materials on, from or under any part of any Facility and no Hazardous Materials are currently present in, on, under or about any of the Facilities or their groundwater or soil.

               3.21.3 Environmental Obligations. FTI is conducting, and at all times has conducted, its business and operations, and has occupied and used the Facilities in compliance with all Environmental Laws so as not to give rise to liability under any Environmental Laws. To FTI's knowledge (including without limitation the knowledge of any officer or manager of FTI responsible for environmental compliance), there is no reasonable basis to believe or suspect that FTI's business has been conducted or is being conducted in violation of any Environmental Laws.

               3.21.4 Compliance, Disclosure of Environmental Conditions. No conditions, circumstances or activities have existed or currently exist with respect to the Facilities or the business or property of FTI, which could reasonably be expected to result in recovery by any governmental authority or other person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, safety or the environment. No conditions, circumstances or activities have existed or currently exist with respect to FTI's business or property (including without limitation the Facilities) that could reasonably be expected to subject FTI or HNC to any administrative, civil or criminal liability, injunctive relief, penalty or obligation, whether under common law, equitable theory, or pursuant to Environmental Laws, or which in the future could reasonably be expected to result in or may have in the past resulted in actual or threatened damage, harm, or impairment of, or a threat to, public health, safety or the environment.

               3.21.5 No Outstanding Orders or Actions. There are no outstanding orders, injunctions or decrees against FTI, nor are there any pending or threatened investigations of any kind against FTI, concerning any environmental, public health, safety or land use matters or other Environmental Laws, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants, or contaminants into the environment or work place, or the management of hazardous or toxic substances or wastes, pollutants or contaminants. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, pending, affecting or, to FTI's knowledge, threatened against FTI at law or in equity with respect to any environmental, public health, safety or land use matters or other Environmental Laws, and to FTI's knowledge, there are no existing grounds on which any such action, suit or proceedings might be commenced.

               3.21.6 No Waste Disposal. All Hazardous Materials and waste materials (if any) generated, used, transported, treated, stored or disposed of in connection with FTI's business have been handled, stored, treated and disposed of in accordance with applicable Environmental Laws. Schedule 3.21 of the FTI Disclosure Letter describes all Hazardous Materials present on properties leased or owned by FTI or which have been treated, stored or disposed of in connection with the business of FTI on such properties. At no time has any radioactive waste been treated on any properties leased or owned by FTI.

        3.22 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by FTI to HNC under this Agreement, or any other documents delivered by FTI to HNC regarding FTI business, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF HNC AND SUB

        HNC and Sub hereby represent and warrant that, except as set forth in the letter addressed to FTI from HNC and dated as of the Agreement Date which has been delivered by HNC to FTI concurrently herewith (the "HNC DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 4 are true and correct:

        4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

        4.2 Power, Authorization and Validity.

               4.2.1 HNC has the right, power and authority to enter into, execute and perform its obligations under this Agreement and the HNC Ancillary Agreements. The execution, delivery and performance of this Agreement and the HNC Ancillary Agreements by HNC have been duly and validly approved and authorized by HNC's Board of Directors. The issuance of the shares of HNC Common Stock to be issued in the Merger does not require the approval of HNC's stockholders. Sub has the right, power and authority to execute, deliver and perform its obligations under this Agreement, and upon approval of the Merger and the Merger Certificates by Sub's sole stockholder, Sub will have the right, power and authority to execute, deliver and perform the Merger Certificates and all other Sub Ancillary Agreements. The execution, delivery and performance of this

Agreement, the Merger Certificates and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors.

               4.2.2 Assuming the current and continuing accuracy of the Founder Representation Letter, no filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to be made or obtained by HNC or Sub to enable HNC or Sub to lawfully enter into, and to perform its obligations under, this Agreement, the HNC Ancillary Agreements or the Sub Ancillary Agreements, as applicable, except for (a) the filing by FTI of such reports and information with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 ACT") and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby; (b) the filing with the SEC of a Form D relating to the issuance of HNC securities in the Merger, if so elected by HNC; (c) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and any such further documents as may be required under the Delaware General Corporation Law to effect the Merger; (d) the filing of the Illinois Articles of Merger with the Illinois Secretary of State and any such further documents as may be required under the Illinois Business Corporation Act to effect the Merger; (e) such filings and notifications as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act; (f) such other filings as may be required by the Nasdaq National Market System with respect to the HNC Merger Shares to be issued in the Merger; (g) the filing with the SEC, and the effectiveness of, any registration statement to be filed by HNC under the 1933 Act following the Effective Time pursuant to Section 2.12 hereof; and (h) such other filings, if any, as may be required to comply with federal and state securities laws.

               4.2.3 This Agreement and the HNC Ancillary Agreements are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        4.3 Capitalization of HNC.

               4.3.1 Stock. The authorized capital stock of HNC consists entirely of 50,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.001 par value per share (the "HNC PREFERRED STOCK"). At the close of business on March 30, 1998, 24,728,776 shares of HNC Common Stock were issued and outstanding and 100 shares of HNC Common Stock were issued and held in HNC's treasury. No shares of HNC Preferred Stock are issued or outstanding. All issued and outstanding shares of HNC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.001 par value per share, of which 100 shares have been duly authorized and validly issued, are fully paid and nonassessable, all of which are owned by HNC.

               4.3.2 Options. As of April 2, 1998: (a) options to purchase an aggregate total of 4,963,847 shares of HNC Common Stock were outstanding (the "OUTSTANDING HNC OPTIONS"); and (b) the number of shares of HNC Common Stock reserved for issuance under HNC's 1987 Stock Option Plan, HNC's 1995 Equity Incentive Plan, HNC's 1995 Directors Stock Option Plan, HNC's 1998 Stock Option Plan and the Practical Control Systems Technologies, Inc. 1998 Stock Option Plan (collectively, the "HNC PLANS") that (i) were not then issued and outstanding and (ii) were not issuable upon the exercise of the Outstanding HNC Options, was 947,076 shares. As of April 2, 1998, there were outstanding $100,000,000 in principal face amount of 4.75% Convertible Subordinated Notes due 2003 of HNC, which are convertible into shares of HNC Common Stock at the price of $44.85 per share of HNC Common Stock, as presently constituted (the "CONVERTIBLE NOTES").

               4.3.3 No Other Options, Etc. Except for the Outstanding HNC Options described in Section 4.3.2 above, options granted after December 31, 1997, the Convertible Notes, and rights of HNC employees to subscribe for shares of HNC Common Stock under the HNC 1995 Employee Stock Purchase Plan, as of the Agreement Date, there are no outstanding options, warrants, convertible or other securities of HNC entitling any party to purchase or acquire shares of HNC Common Stock.

        4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any HNC Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any HNC Ancillary Agreement, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of HNC, as currently in effect or
(ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which HNC or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which HNC is a party or by which HNC or its properties are bound.

        4.5 Disclosure. HNC has made available to FTI a disclosure package consisting of (a) HNC's annual report on Form 10-K for HNC's fiscal year ended December 31, 1997, as amended by a report on Form 10-K/A filed with the SEC on February 26, 1998; (b) HNC's annual report to stockholders for its fiscal year ended December 31,1996; (c) HNC's proxy statements for (i) its annual meeting of stockholders held on May 22, 1997 and (ii) its special meeting of stockholders held on November 25, 1997; and (d) Prospectuses dated February 27, 1998 forming part of HNC's registration statement on Form S-3 relating to (i) the offering of 2,100,000 shares of HNC Common Stock and (ii) the offering of $90,000,000 in principal amount of 4.75% Convertible Subordinated Notes Due 2003 (all such documents described in the foregoing clauses (a) through (d) above being collectively hereinafter referred to as the "HNC DISCLOSURE Package"). The HNC Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered by HNC to FTI pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

        4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by HNC, and (b) will be subject to applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the 1933 Act and Rule 144 promulgated under the 1933 Act, under applicable "blue sky" state securities laws.

        4.7 No Brokers. HNC is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Merger Certificates or in connection with any transaction contemplated hereby or thereby for which FTI or either of the FTI Shareholders will incur any liability.

        4.8 No Material Adverse Change. Since the date of HNC's report on Form 10-K/A filed on February 26, 1998, there has been no material adverse change in the business, operations or financial condition of HNC and its subsidiaries, taken as a whole.

        4.9 Litigation. There is no action, claim, suit, arbitration, proceeding, claim or investigation pending (or, to HNC's knowledge, threatened) against HNC before any court, administrative agency or arbitrator that, if determined adversely to HNC, is likely to have a material adverse effect on HNC's financial condition or results of operation.

        4.10 Listing of Additional Shares. HNC will file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of HNC Common Stock issuable upon conversion of FTI Common Stock in the Merger.

                                    ARTICLE 5
                   [ARTICLE 5 HAS BEEN INTENTIONALLY OMITTED]

                                    ARTICLE 6
                                CERTAIN COVENANTS

        6.1 Withholding of Certain Amounts from Payment to Founder. Founder hereby instructs and authorizes HNC to withhold from any amount of cash that would otherwise be payable by HNC to Founder pursuant to Section 7.2.1(a)(ii) (in the case of a Stock Conversion) or Section 7.2.1(b) (in the case of a Cash Conversion) an amount of cash equal to: (a) the full amount of the Founder Debt, as set forth in a letter agreement attached hereto as Exhibit I (the "FOUNDER LETTER AGREEMENT") plus (b) any withholding taxes and any other legally required payroll withholding items or amounts related to or arising from the write-off of the Founder Note Amount, also as set forth in the Founder Letter Agreement.

        6.2 Repayment of Loans to LaSalle Bank. Promptly following the receipt by HNC of confirmation of the filing of the Illinois Articles of Merger with the Illinois Secretary of State, HNC will repay the amounts due under the Loan and Security Agreement dated January 15, 1992 (the "LOAN AGREEMENT") between FTI and LaSalle National Bank ("LASALLE BANK"), provided that HNC shall have received a statement from LaSalle Bank, dated as of the Closing Date and certified by a duly authorized officer of LaSalle Bank, specifying the total paydown amount under the Loan Agreement, which amount shall not exceed $800,000, and provided, further, that HNC shall be required to pay no more than $800,000 under this Section.

        6.3 Continuation of FTI Business. HNC agrees that, until January 1, 1999, it shall not, without the consent of Founder, cause or permit (i) the dissolution, liquidation or other termination of the existence of FTI, the merger or consolidation of FTI with any other entity, the sale of substantially all the assets of FTI, or the sale or other transfer of a majority in voting power of the stock of FTI; or (ii) any material change in the nature or conduct of the business of FTI; except that: (i) nothing in this Section 6.3 shall prohibit the merger of HNC with or into another entity or the sale or other disposition of any other subsidiary of HNC; and (ii) notwithstanding the foregoing provisions of this Section 6.3, the parties anticipate that FTI and HNC (and/or any one or more of HNC's subsidiaries and affiliates) may participate in joint sales, marketing and distribution of each other's products and services during calendar year 1998 and thereafter.

        6.4 Implementation of HNC Operating Policies and Procedures. Each FTI Shareholder agrees to cooperate with HNC to implement within FTI the same operational policies and procedures that are applied to other subsidiaries of HNC, including without limitation HNC's accounting and financial policies and cash management systems, legal and contracting procedures, human resource and employment practices, and insurance and risk management policies and programs. Nothing in Section 6.3 above shall inhibit or prevent HNC from applying and implementing such policies, procedures, programs, practices and systems to FTI.

        6.5 Termination of Shares Purchase Agreement. FTI and Founder hereby agree that, effective upon the Closing, the Shares Purchase Agreement dated January 11, 1983 between FTI and Founder is terminated and is of no further force of effect.

                                    ARTICLE 7
                                 CLOSING MATTERS

        7.1 The Closing. Subject to termination of this Agreement as provided in
Section 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on the first business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such later day as HNC and FTI may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Delaware Certificate of Merger will be filed with the Delaware Secretary of State, and the Illinois Articles of Merger will be filed with the Illinois Secretary of State.

        7.2 Surrender and Exchange of Certificates.

               7.2.1 At the Closing, each holder of shares of FTI Stock will surrender the certificate(s) for all such shares of FTI Stock (each an "FTI CERTIFICATE"), duly endorsed to HNC for cancellation as of the Effective Time.

                      (a) Stock Conversion. If on or before the Closing HNC has elected (or been deemed by Section 2.1.2 to have elected) a Stock Conversion, then, promptly after the Effective Time and receipt of such FTI Certificates,
(i) HNC or its transfer agent will issue to each tendering holder of an FTI Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2(a)(i) (less the Escrow Shares to be placed in escrow pursuant to Section 2.8 and the Escrow Agreement) and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with
Section 2.3; and (ii) HNC will pay to each tendering holder of an FTI Certificate, by check or wire transfer, the amount of cash to which such holder is entitled pursuant to Section 2.1.2(a)(ii). In the event of a Stock Conversion, at the Closing HNC will also deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

                      (b) Cash Conversion. If on or before the Closing HNC has elected a Cash Conversion, then, promptly after the Effective Time and receipt of the FTI Certificates, HNC will pay to each tendering holder of an FTI Certificate, by check or wire transfer, the amount of cash to which such holder is entitled pursuant to Section 2.1.2(b) (less the Escrow Funds to be placed in escrow pursuant to Section 2.8 and the Escrow Agreement). In the event of a Cash Conversion, at the Closing HNC will also deliver the Escrow Funds to the Escrow Agent pursuant to the Escrow Agreement.

               7.2.2 In the event of a Stock Conversion, no dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered FTI Certificate with respect to the shares of HNC Common Stock into which the shares of FTI Common Stock represented by such FTI certificate have been converted in the Merger until the holder of such unsurrendered FTI Certificate surrenders such FTI Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any FTI Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

               7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of FTI or its transfer agent of any FTI stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, FTI Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

               7.2.4 In the event of a Stock Conversion, until FTI Certificates representing shares of FTI Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such FTI Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which such shares of FTI Common Stock will have been converted pursuant to Section 2 and the Merger Certificates.

                                    ARTICLE 8
                        CONDITIONS TO OBLIGATIONS OF FTI

        FTI's obligations to consummate the Merger hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by FTI, but only in a writing signed by FTI):

        8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC set forth in Section 4 (as qualified by the HNC Disclosure Letter) will be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and FTI will have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

        8.2 Covenants. HNC will have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and FTI will have received a certificate to such effect signed by HNC's President or Chief Financial Officer.

        8.3 Requisite Approvals. The principal terms of this Agreement and the Merger will have been duly and validly approved and adopted by HNC's Board of Directors in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws. The principal terms of this Agreement and the Merger will have been approved and adopted by Sub's Board of Directors and sole stockholder in accordance with applicable law and Sub's Certificate of Incorporation and Bylaws.

        8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of HNC. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

        8.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws

        8.6 Opinion of HNC's Counsel. FTI will have received from Fenwick & West LLP, counsel to HNC, an opinion substantially in the form of Exhibit J.

        8.7 Registration Rights Agreement. In the event that HNC elects a Stock Conversion pursuant to Section 2.1 hereof, HNC shall have executed and delivered the Registration Rights Agreement to the FTI Shareholders.


        8.8 Employment Agreement. Founder, Koziarz and Snow shall each have received from HNC a fully executed copy of an Employment Agreement between such individual and FTI in the form of Exhibits K-1, K-2 and K-3 attached hereto, respectively, (each, an "EMPLOYMENT AGREEMENT").


        8.9 Material Adverse Change. Solely in the event that HNC elects a Stock Conversion pursuant to Section 2.1 hereof, there will not have been any material adverse change in the financial condition of HNC and its subsidiaries, taken as a whole, since February 26, 1998 the date upon which HNC filed its report on Form 10-K/A with the SEC.


                                    ARTICLE 9
                        CONDITIONS TO OBLIGATIONS OF HNC

        The obligations of HNC hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed by HNC):

        9.1 Accuracy of Representations and Warranties. The representations and warranties of FTI set forth in Section 3 (as qualified by FTI Disclosure Letter) will be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and HNC will have received a certificate to such effect executed by FTI's Chief Executive Officer.

        9.2 Covenants. FTI will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing, and HNC will have received a certificate to such effect signed by FTI's Chief Executive Officer.

        9.3 No Material Adverse Change. There will not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of FTI and its subsidiaries, taken as a whole, and HNC will have received a certificate to such effect signed by FTI's Chief Executive Officer.

        9.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (a) the Merger or any other material transaction contemplated by this Agreement or any FTI Ancillary Agreement; (b) HNC's payment for, or acquisition or purchase of, some or all of the shares of FTI Common Stock or any material part of the assets of FTI; (c) HNC's direct or indirect ownership or operation of all or any material portion of the business or assets of FTI or that calls for HNC to divest itself of (i) any asset that it owns prior to the Effective Time or (ii) any asset owned by FTI prior to the Effective Time; or (d) HNC's ability to exercise full rights of ownership with respect to the Surviving Corporation or its shares, including but not limited to any restrictions on HNC's ability to vote the shares of the Surviving Corporation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of FTI or which asserts that FTI's or HNC's negotiations regarding this Agreement, HNC's or FTI's entering into this Agreement or FTI's or HNC's consummation of the Merger or any other material transaction contemplated by this Agreement or any FTI Ancillary Agreement or any FTI Shareholder Ancillary Agreement, breaches or violates any agreement or commitment of FTI or constitutes tortious conduct on the part of HNC or FTI.

        9.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by appropriate governmental bodies without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of HNC or FTI by HNC or FTI.

        9.6 Opinion of FTI's Counsel. HNC will have received from McBride, Baker & Coles, counsel to FTI, an opinion substantially in the form of Exhibit L.

        9.7 Consents. HNC will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated or required by this Agreement or the FTI Disclosure Letter or reasonably deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of FTI after the Merger and the preservation of FTI IP Rights and other assets and properties of FTI after the Merger and for HNC to consummate the Merger and the other transactions contemplated by this Agreement, the FTI Ancillary Agreements and the FTI Shareholder Ancillary Agreements and in form and substance reasonably satisfactory to HNC.

        9.8 Requisite Approvals; No Dissenters. The principal terms of this Agreement, the Merger and the FTI Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and FTI's Articles of Incorporation and Bylaws, by (a) FTI's Board of Directors and (b) the valid and affirmative vote of all the outstanding shares of FTI Common Stock (and all other FTI securities (if any) entitled to vote thereon) representing all of the voting power of all issued and outstanding FTI Common Stock and all other FTI voting securities (if any).

        9.9 Non-Competition Agreement. HNC will have received from each of Founder, Koziarz and Snow a fully executed copy of a Non-Competition Agreement in the form of Exhibits M-1, M-2 and M-3 attached hereto, respectively.

        9.10 Employment Agreements. HNC will have received from each of Founder, Koziarz and Snow a fully executed copy of an Employment Agreement in the form of Exhibits K-1, K-2 and K-3 attached hereto, respectively.

        9.11 Escrow Agreement. HNC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit C-1 in the event of a Stock Conversion or Exhibit C-2 in the event of a Cash Conversion executed by the Escrow Agent, the Representative and each of FTI Shareholders, and the Representative and HNC shall have received all consents from LaSalle Bank described in Section 9.15 so that the number of shares, or amount of cash, as applicable, specified in Section 2.8 and otherwise deliverable to any FTI Shareholder may be delivered into escrow without violation of any rights of LaSalle Bank.

        9.12 Registration Rights Agreement. In the event that HNC has elected a Stock Conversion, each of the FTI Shareholders shall have executed and delivered the Registration Rights Agreement to HNC.

        9.13 Resignation of Directors. The directors of FTI in office immediately prior to the Effective Time of the Merger (other than any such director who is designated in Section 2.9(g) to be a director of FTI immediately after the Effective Time) will have resigned as directors of the Surviving Corporation effective as of the Effective Time.

        9.14 No Derivative Securities. All FTI Derivative Securities, if any will have been exercised in full and thereby converted into shares of FTI Common Stock in accordance with their current terms and conditions, so that no FTI Derivative Securities will be outstanding immediately prior to the Effective Time.

        9.15 Escrow Property Free of Liens. All shares of HNC Common Stock that are Escrow Shares or all Escrow Funds, as applicable under Section 2.8, shall be free and clear of any and all pledges, liens, security interests or other rights or claims of any party, including LaSalle Bank (other than the ownership interest of the FTI Shareholder who owns such Escrow Shares or Escrow Funds, as applicable). LaSalle Bank shall have granted all written consents, waivers or approvals, in form and substance reasonably satisfactory to HNC, that are necessary to enable FTI and each FTI Shareholder to consummate the Merger and to perform their respective obligations under this Agreement, each of the FTI Ancillary Agreements and each of the FTI Shareholder Ancillary Agreements without any breach or violation of any obligation of FTI or any FTI Shareholder (or such FTI Shareholder's spouse) to LaSalle Bank. LaSalle Bank shall also have represented and agreed in writing with HNC that, upon the Effective Time of the Merger, LaSalle Bank shall have no pledge, lien, security interest or other right or claim with respect to any of the outstanding shares of FTI's capital stock.

        9.16 Founder Debt Repaid. Concurrent with the Closing, Founder shall have repaid to FTI in full, in cash, the entire Founder Debt and Founder shall have provided HNC with reasonably satisfactory evidence of such repayment.

        9.17 Founder Agreement. Founder shall have executed and delivered to HNC the Founder Letter Agreement in the form of Exhibit I.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

        10.1 Prior to Closing.

               10.1.1 This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and FTI.

               10.1.2 Unless otherwise agreed by the parties hereto, this Agreement will automatically terminate at any time prior to the Effective Time without the need for action by any party hereto, if all conditions to the parties' respective obligations to effect the Closing set forth in Sections 8 and 9 have not been satisfied or waived by the appropriate party on or before April 15, 1998 (the "TERMINATION DATE").

               10.1.3 Either party may terminate this Agreement at any time prior to the Closing if the other party has committed a material breach of (a) any of its representations and warranties under Section 3 or 4 of this Agreement, as applicable; or (b) any of its covenants under this Agreement and has not cured such material breach prior to the earlier of (i) the Closing, (ii) the Termination Date, or (iii) thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of its intention to terminate this Agreement pursuant to this Section 10.1.3.

        10.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

               10.2.1 By HNC, if any of the conditions precedent to HNC's obligations set forth in Article 9 above have not been fulfilled or waived on or prior to the Termination Date;

               10.2.2 By FTI, if any of the conditions precedent to FTI's obligations set forth in Article 8 above have not been fulfilled or waived on or prior to the Termination Date;

        Any termination of this Agreement under this Section 10.2 will be effective upon the delivery of written notice of termination from the terminating party to the other parties hereto.

        10.3 No Liability. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability any party in favor of any other party hereto other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit or modify the obligation of FTI, the Founder and HNC to use their best efforts to cause the Merger to be consummated by the Termination Date, as set forth in Sections 5.10 and 6.3 hereof, respectively.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

        11.1 Survival of Representations. All representations, warranties and covenants of FTI and the Founder, Koziarz and Snow contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the "ESCROW RELEASE DATE") which is the first (1st) anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties of FTI, Founder, Koziarz and Snow contained in Sections 3.3 and 3.7 of this Agreement (the "SPECIAL REPRESENTATIONS") will remain operative and in effect until the fourth (4th) anniversary of the Closing Date.

        11.2 Agreement to Indemnify.

               (a) Indemnification; Loss. The FTI Shareholders shall jointly and severally indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of action, losses, damages, liabilities, costs and expenses including, without limitation, reasonable attorneys' fees, accountants' fees, tax preparers' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "LOSS") incurred with respect to and/or arising out of (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by FTI in this Agreement, in the FTI Disclosure Letter or in any certificate, document or other instrument delivered by or on behalf of FTI pursuant hereto (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date); (ii) any liability of FTI to the State of California arising in connection with any tax or judgment liens on assets of FTI related to debts or claims that arise prior to the Effective Time, including but not limited to those tax or judgment liens disclosed in Section 3.7 (or elsewhere) of the FTI Disclosure Letter; (iii) any liability for any taxes (including without limitation GST taxes) and/or associated fines, penalties or interest owed to any Canadian taxing authority by, or with respect to the operations of, Financial Technology International Ltd., a wholly owned subsidiary of FTI ("FTI CANADA"); (iv) any liability of FTI or FTI Canada for any penalties, fines, interest or similar amounts incurred with respect to any tax liability of FTI or FTI Canada to any other tax authority of any jurisdiction; and (v) any liability of FTI arising in connection with the pending review of FTI's 401(k) Plan by the U.S. Department of Labor (any such Loss arising in connection with items (ii), (iii), (iv) or (v) of this sentence being referred to herein as "PREVIOUSLY DISCLOSED LOSS"). Without limitation, any and all fees (including without limitation reasonable attorneys' fees, accountants' fees and tax preparers' fees) relating to the investigation, defense, remedy, settlement or satisfaction of any Loss shall be deemed to have been incurred with respect to, or to have arisen out of, the inaccuracy, misrepresentation, breach, default or liability (as set forth in clauses (i) through (v) of the immediately preceding sentence) giving rise to such Loss.

               (b) Procedure for Indemnification Claims. Except as provided in Sections 11.2(c), 11.2(d) or 11.5, any claim for indemnification made by or on behalf of any Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date, but any such claim for indemnification, if so raised prior to the Escrow Release Date, may continue to be prosecuted and resolved after the Escrow Release Date in accordance with the provisions of this Article 11 and the terms and conditions of the Escrow Agreement. As used herein, the term "Loss" will not include any overhead costs of HNC personnel, and the amount of Loss incurred by any Indemnified Person will be reduced by the amount of any insurance proceeds actually received by such Indemnified Person on account of such Loss, but "Loss" will include any reasonable costs or expenses incurred by such Indemnified Person to recover such insurance proceeds.

               (c) Misconduct Loss. As used herein, the term "MISCONDUCT LOSS" means any Loss resulting from (i) any fraudulent conduct or willful misconduct of FTI, any FTI Shareholder or Founder, (ii) any inaccuracy, misrepresentation, breach of, or default in any Special Representation and/or (iii) any material breach by any FTI Shareholder of any provisions of any Investment Representation Letter. Notwithstanding anything herein to the contrary: (a) any claim or claims for indemnification for any Misconduct Loss may be brought by or on behalf of any Indemnified Person at any time prior to the fourth (4th) anniversary of the Closing Date by giving notice of such claim to the Representative (or, at HNC's option, to all FTI Shareholders); (b) an FTI Shareholder's liability for Misconduct Loss shall not be subject to the limitations on such FTI Shareholder's liability set forth in Section 11.3 and shall not be limited to such FTI Shareholder's Escrow Property; and (c) the Basket and any other limitations on the indemnification obligations or liabilities of the FTI Shareholders set forth in Section 11.3 shall not be applicable to any claim by any Indemnified Person for indemnification for any Misconduct Loss. Claims for Misconduct Loss raised by HNC or any other Indemnified Person prior to the Escrow Release Date will be prosecuted under the Escrow Agreement, but only if and to the extent that the amount of Escrow Shares or Escrow Funds remaining in escrow under the Escrow Agreement and available to satisfy such claim of Misconduct Loss have a value (determined as provided in Section 4(e) of the Stock Escrow Agreement if a Stock Conversion is elected) equal to or in excess of the entire amount of Misconduct Loss claimed in good faith by HNC or such Indemnified Person. Claims for Misconduct Loss not required to be prosecuted under the Escrow Agreement under the terms of the preceding sentence, and any claims of Misconduct Loss raised after the Escrow Release Date, may be prosecuted by HNC, at its election, pursuant to the arbitration process described in Section 4 of the Escrow Agreement (except that HNC's remedy will not be restricted to the forfeiture of Escrow Shares or Escrow Funds) or before any court having jurisdiction of the parties.

               (d) Previously Disclosed Loss. Notwithstanding anything herein to the contrary: (a) any claim or claims for indemnification for any Previously Disclosed Loss may be brought by or on behalf of any Indemnified Person at any time prior to the sixth (6th) anniversary of the Closing Date by giving written notice of such claim to the Representative (or, at HNC's option, to all FTI Shareholders); (b) an FTI Shareholder's liability for Previously Disclosed Loss shall not be subject to the limitations on such FTI Shareholder's liability set forth in Section 11.3 and shall not be limited to such FTI Shareholder's Escrow Property; and (c) the Basket and any other limitations on the indemnification obligations or liabilities of the FTI Shareholders set forth in Section 11.3 shall not be applicable to any claim by any Indemnified Person for indemnification for any Previously Disclosed Loss. Claims for Previously Disclosed Loss raised by HNC or any other Indemnified Person prior to the Escrow Release Date will be prosecuted under the Escrow Agreement, but only if and to the extent that the amount of Escrow Shares or Escrow Funds remaining in escrow under the Escrow Agreement and available to satisfy such claim of Previously Disclosed Loss have a value (determined as provided in Section 4(e) of the Stock Escrow Agreement if a Stock Conversion is elected) equal to or in excess of the entire amount of Previously Disclosed Loss claimed in good faith by HNC or such Indemnified Person. Claims for Previously Disclosed Loss not required to be prosecuted under the Escrow Agreement under the terms of the preceding sentence, and any claims for Previously Disclosed Loss raised after the Escrow Release Date, may be prosecuted by HNC, at its election, pursuant to the arbitration process described in Section 4 of the Escrow Agreement (except that HNC's remedy will not be restricted to the forfeiture of Escrow Shares or Escrow Funds) or before any court having jurisdiction of the parties.

        11.3 Limitation. Notwithstanding anything herein to the contrary, in seeking indemnification for Loss under Section 11.2, the Indemnified Persons will exercise their remedies with respect to the Escrow Property and any other assets deposited in escrow pursuant to the Escrow Agreement. Except for claims of indemnification for Misconduct Loss, Previously Disclosed Loss or Loss described in Section 11.5: (a) no FTI Shareholder will have any liability to an Indemnified Person under Section 11.2 of this Agreement except to the extent of such FTI Shareholder's pro rata portion of the Escrow Property and of any other assets deposited under the Escrow Agreement and (b) the remedies set forth in this Section 11.3 and the Escrow Agreement will be the exclusive remedies of HNC and the other Indemnified Persons under Section 11.2 of this Agreement against any FTI Shareholder for indemnification obligations under Section 11.2. In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of Fifty Thousand Dollars ($50,000) (the "BASKET"), in which event the FTI Shareholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Loss. However, notwithstanding anything herein to the contrary, none of the limitations on the indemnification obligations set forth in this Section 11.3 shall be applicable to any claim of indemnification for any Misconduct Loss or any Previously Disclosed Loss or any claim for indemnification under Section 11.5.

        11.4 Notice. Promptly after HNC becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from FTI Shareholders under Section 11.2, HNC will notify the Representative of such potential claim in accordance with the Escrow Agreement. Failure of HNC to give such notice will not affect any rights or remedies of any Indemnified Party hereunder with respect to indemnification for Loss except to the extent that the FTI Shareholders are materially prejudiced thereby. Prior to the settlement of any claim for which HNC seeks indemnity from an FTI Shareholder under Section 11.2 (other than any claim for Misconduct Loss or Previously Disclosed Loss, which, under the terms of Section 11.2, need not be prosecuted under the Escrow Agreement), HNC will provide FTI Shareholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement.

        11.5 Title Indemnity. In addition to, and separate from, the foregoing agreement to indemnify set forth in Section 11.2, each FTI Shareholder agrees, severally and not jointly, to defend and indemnify HNC and each other Indemnified Person from and against any and all claims, demands, suits, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs incurred and arising out of any failure of such FTI Shareholder to have good, valid and marketable title to any issued and outstanding shares of FTI Common Stock held (or asserted to have been held) by such FTI Shareholder, immediately prior to the Effective Time, free and clear of all liens, claims and encumbrances, except for any claims or encumbrances specifically disclosed in Section 3.3.4 of the FTI Disclosure Letter, or to have the full right, capacity and authority to enter into this Agreement (in the case of an FTI Shareholder who is a party hereto) and to vote such person's shares of FTI Stock in favor of the Merger and any other transaction contemplated by this Agreement. Any claim or claims for indemnification for any Loss pursuant to this Section 11.5 may be brought by or on behalf of any Indemnified Person at any time prior to the fourth (4th) anniversary of the Closing Date by giving notice of such claim to the Representative (or, at HNC's option, to all FTI Shareholders). An FTI Shareholder's liability under the indemnification provided for in this Section
11.5 shall be in addition to any liability of such FTI Shareholder under Section
11.2 and shall not be subject to the limitations on such FTI Shareholder's liability set forth in Section 11.3 and shall not be limited to such FTI Shareholder's Escrow Property.

                                   ARTICLE 12
                                  MISCELLANEOUS

        12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent legally permisssible, the economic, business and other purposes of the void or unenforceable provision.

        12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories and have been delivered by each party to each other party (whether in facsimile or original form).

        12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one right or remedy will not preclude the exercise of any other right or remedy.

        12.6 Amendment and Waivers. This Agreement may be amended by the parties hereto at any time but only by a writing signed by HNC and FTI and, if such amendment adversely affects the rights of the Founder under this Agreement (other than rights held in his capacity as an FTI Shareholder), the Founder. Any such amendment may be made at any time before or after approval of the shareholders of FTI, but, after such approval, no amendment will be made which by applicable law requires the further approval of the shareholders of FTI without obtaining such further approval. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Effective Time, each of FTI and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        12.7 Expenses. HNC and Sub will bear their own expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby. All legal fees and other expenses, including without limitation accounting fees, brokers' fees, investment banking or financial advisors' fees (including but not limited to any fees owed to Bicknell Advisory Services), incurred by FTI or any FTI Shareholder prior to the Effective Time with respect to this Agreement and the transactions contemplated hereby shall be paid by Founder.

        12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by a nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, (b) five (5) days after mailing if sent by mail, and (c) one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with the notice provisions of this Section:


If to HNC:                                If to FTI or the Founder:

HNC Software Inc.                         Financial Technology, Inc.
5930 Cornerstone Court West               70 East Lake Street, Suite 1200
San Diego, CA 92121                       Chicago, IL 60601
Attention:  President                     Attention:  Chief Executive Officer
Fax Number:  (619) 452-3220               Fax Number:  (312) 606-0545

with a copy to:                           with a copy to:

Fenwick & West, LLP                       McBride, Baker & Coles
Two Palo Alto Square, Suite 800           One Mid America Plaza, Suite 1000
Palo Alto, CA  94306                      Oakbrook Terrace, IL 60181
Attention:  Kenneth A. Linhares           Attention: David Hight, Esq.
Fax Number:  (650) 857-0361               Fax Number: (630) 954-2112

If to Koziarz:                            If to Snow:

Paul P. Koziarz                           Thomas R. Snow
4131 Franklin St.                         4834 N. Leavitt St.
Western Springs, IL 60558                 Chicago, IL 60625
Fax Number:  (312) 606-0545               Fax Number:  (312) 606-0545

        or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

        12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

        12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        12.14 Public Announcement. Upon execution of this Agreement, HNC and FTI will issue a press release approved by both parties announcing the Merger. Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such press release (unless this Agreement has been terminated), neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby and FTI will use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors, employees, stockholders and agents.

        12.15 Confidentiality. FTI, HNC, Founder, Koziarz and Snow each recognize that they have received confidential information concerning the others during the course of the Merger negotiations and preparations. Accordingly, each of the parties hereto (a) represents that it has not permitted the unauthorized disclosure of any confidential information concerning the other parties hereto that was disclosed during the course of such negotiations and preparations and was clearly designated in writing as confidential at the time of disclosure and
(b) agrees to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of HNC under this Section will terminate upon the Effective Time. Otherwise, the obligations under this Section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure,
(iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by subpoena or by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

        12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


HNC SOFTWARE INC.                      FINANCIAL TECHNOLOGY, INC.


By:                                    By:
   -------------------------------        -------------------------------
    Robert L. North, President            J. Michael Thompson,
                                          Chief Executive Officer

FW2 MERGER CORP.                       FOUNDER


By:                                    By:
   -------------------------------        -------------------------------
    Robert L. North, President            J. Michael Thompson, an individual

                                       KOZIARZ


                                       By:
                                          -------------------------------
                                          Paul P. Koziarz

                                       SNOW


                                       By:
                                          -------------------------------
                                          Thomas R. Snow


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT INDEX

Exhibit A:        Plan of Merger
Exhibit B:        FTI Products
Exhibit C-1:      Stock Escrow Agreement
Exhibit C-2:      Cash Escrow Agreement
Exhibit D:        Articles of Incorporation of Surviving Corporation
Exhibit E:        Bylaws of Surviving Corporation
Exhibit F:        Investment Representation Letter
Exhibit G:        Registration Rights Agreement
Exhibit H:        Officers' Tax Representation Certificate
Exhibit I:        Founder Letter Agreement
Exhibit J:        Opinion of Fenwick & West LLP
Exhibit K-1:      Employment Agreement (Founder)
Exhibit K-2:      Employment Agreement (Koziarz)
Exhibit K-3:      Employment Agreement (Snow)
Exhibit L:        Opinion of McBride, Baker & Coles
Exhibit M-1:      Non-Competition Agreement (Founder)
Exhibit M-2:      Non-Competition Agreement (Koziarz)
Exhibit M-3:      Non-Competition Agreement (Snow)